Exhibit 10.2
MASTER AGREEMENT
Dated as of April 13, 2006
among
CHECKFREE CORPORATION, as Guarantor,
CHECKFREE SERVICES CORPORATION,
as Lessee and Construction Agent,
SUNTRUST BANK, as Lessor,
CERTAIN FINANCIAL INSTITUTIONS PARTIES HERETO,
as Lenders,
SUNTRUST EQUITY FUNDING, LLC, as Agent and as Sole Arranger,
US BANK, NATIONAL ASSOCIATION, MIZUHO CORPORATE BANK (USA) and
KEYBANK NATIONAL ASSOCIATION, each as Co-Documentation Agents,
and
BANK OF AMERICA, N.A., as Syndication Agent

TABLES OF CONTENTS

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TABLES OF CONTENTS

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SCHEDULES

SCHEDULE 2.2	Commitments
SCHEDULE 4.1(e)	Environmental Liabilities
SCHEDULE 4.1(n)	Subsidiaries
SCHEDULE 5.3(a)	Indebtedness
SCHEDULE 5.3(b)	Liens
SCHEDULE 5.3(d)	Investments
SCHEDULE 5.3(g)	Transactions with Affiliates
SCHEDULE 5.3(h)	Restrictive Agreements
EXHIBITS

EXHIBIT A	Form of Funding Request
EXHIBIT B	Form of Assignment of Lease and Rents
EXHIBIT C	Form of Security Agreement and Assignment
EXHIBIT D-1	Form of Mortgage
EXHIBIT D-2	Form of Deed of Trust
EXHIBIT E	Form of Addition Agreement
EXHIBIT F	Form of Assignment and Acceptance Agreement
EXHIBIT G	Forms of Opinions of Counsel
EXHIBIT H	Form of Certification of Construction Completion
EXHIBIT I	Form of Payment Date Notice
EXHIBIT J	Form of Compliance Certificate

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MASTER AGREEMENT
     THIS MASTER AGREEMENT, dated as of April 13, 2006 (as it may be amended or modified from time to time in accordance with the provisions hereof, this “Master Agreement”), is among CHECKFREE CORPORATION, a Delaware corporation (“CheckFree” or “Guarantor”), CHECKFREE SERVICES CORPORATION, a Delaware corporation (“Services”), in its capacity as lessee (the “Lessee”) and as construction agent (the “Construction Agent”), SUNTRUST BANK, a Georgia state banking corporation (the “Lessor”), certain financial institutions parties hereto as lenders (together with any other financial institution that becomes a party hereto as a lender, collectively referred to as “Lenders” and individually as a “Lender”), SUNTRUST EQUITY FUNDING, LLC, a Delaware limited liability company, as agent for the Funding Parties (in such capacity, the “Agent”) and as sole arranger, each of US BANK, NATIONAL ASSOCIATION, MIZUHO CORPORATE BANK (USA) and KEYBANK NATIONAL ASSOCIATION, as co-documentation agents, and BANK OF AMERICA, N.A., as syndication agent.
PRELIMINARY STATEMENT
     In accordance with the terms and provisions of this Master Agreement, the Lease, the Loan Agreement and the other Operative Documents, (i) the Lessor contemplates acquiring Land identified by the Construction Agent from time to time, and leasing such Land and any Buildings thereon to the Lessee, (ii) the Construction Agent, as agent for the Lessor, wishes to arrange for the construction of Buildings on Land for the Lessor and, when completed, the Lessee wishes to lease such Buildings from the Lessor as part of the Leased Properties under the Lease, (iii) the Construction Agent, in carrying out its duties as agent, wishes to obtain from Lessor, and the Lessor is willing to provide, funding for the acquisition of the Land and the construction of Buildings, and (iv) the Lessor wishes to obtain, and Lenders are willing to provide, from time to time, financing of a portion of the funding of the acquisition of the Land and the construction of the Buildings.
     In consideration of the mutual agreements contained in this Master Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
     Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof; and the rules of interpretation set forth in Appendix A hereto shall apply to this Master Agreement.
ARTICLE II
ACQUISITION, CONSTRUCTION AND LEASE; FUNDINGS;
NATURE OF TRANSACTION
     Section 2.1 Agreement to Acquire, Construct, Fund and Lease.

     (a) Land. Subject to the terms and conditions of this Master Agreement and the Loan Agreement, with respect to each parcel of Land identified by the Construction Agent, on the related Closing Date (i) the Lessor agrees to acquire such interest in the related Land, and any Building thereon, from the applicable Seller as is transferred, sold, assigned and conveyed to the Lessor pursuant to the applicable Purchase Agreement or to lease such interest in the related Land, and any Building thereon, from the applicable Ground Lessor as is leased to the Lessor pursuant to the applicable Ground Lease, (ii) the Lessor hereby agrees to lease, or sublease, as the case may be, such Land and any Building thereon to the Lessee pursuant to the Lease, and (iii) the Lessee hereby agrees to lease, or sublease, as the case may be, such Land, and any Building thereon, from the Lessor pursuant to the Lease.
     (b) Building. With respect to each parcel of Land on which a Building is to be constructed, subject to the terms and conditions of this Master Agreement and the Loan Agreement, from and after the Closing Date relating to such Land (i) the Construction Agent agrees, pursuant to the terms of the Construction Agency Agreement, to construct and install the Building on such Land for the Lessor prior to the Scheduled Construction Termination Date, (ii) the Lenders and the Lessor agree to fund the Construction Costs with respect to such Building, (iii) the Lessor shall lease, or sublease, as the case may be, such Building as part of such Leased Property to the Lessee pursuant to the Lease, and (iv) the Lessee shall lease, or sublease, as the case may be, such Building from the Lessor pursuant to the Lease.
     Section 2.2 Fundings of Purchase Price and Construction Costs.
     (a) Initial Funding and Payment of Purchase Price for Land and Development Costs on Closing Date. Subject to the terms and conditions of this Master Agreement and the Loan Agreement, on the Closing Date for any Land, and any Building thereon, each Lender shall make available, or arrange to make available, to the Lessor its initial Loan with respect to such Land, and any Building thereon, in an amount equal to the product of such Lender’s Commitment Percentage times the purchase price or the ground rent for such Land, and any Building thereon, and the Construction Costs incurred by the Construction Agent, as agent, through such Closing Date, which funds the Lessor shall use, together with the Lessor’s own funds in an amount equal to the product of the Lessor’s Commitment Percentage times the purchase price or ground rent for the related Land and any Building thereon, and the Construction Costs incurred by the Construction Agent, as agent for the Lessor, through such Closing Date, to purchase such Land, and any Building thereon, from the applicable Seller pursuant to the applicable Purchase Agreement or lease the Land and any Building thereon from the applicable Ground Lessor pursuant to the applicable Ground Lease, as the case may be, and to pay the amount of such Construction Costs, and the Lessor shall lease, or sublease, as the case may be, such Land to the Lessee pursuant to the Lease, provided that, with respect to the Commitment Percentage and Commitments of Mizuho, it is understood that the A Loans of Mizuho shall be the Commitment of, and shall be funded and held by, Mizuho Corporate Bank (USA) and the B Loans of Mizuho shall be the Commitment of, and shall be funded and held by MHCB (USA) Leasing & Finance Corporation (with the obligations of Mizuho Corporate Bank (USA) and MHCB (USA) Leasing & Finance Corporation to fund such A Loans and B Loans, respectively, being several and not joint obligations).

     (b) Subsequent Fundings and Payments of Construction Costs during Construction Term. Subject to the terms and conditions of this Master Agreement and the Loan Agreement, if a Building is to be constructed on Land, on each Funding Date following the Closing Date for each such parcel of Land until the related Construction Term Expiration Date, (i) each Lender shall make available, or arrange to make available, to the Lessor a Loan in an amount equal to the product of such Lender’s Commitment Percentage times the amount of Funding requested by the Construction Agent for such Funding Date, which funds the Lessor hereby directs each Lender to pay over, or cause to be paid over, to the Agent, for distribution to the Construction Agent, as agent for the Lessor, as set forth in paragraph (d), and (ii) the Lessor shall pay over to the Agent, for distribution to the Construction Agent, as agent for the Lessor, its own funds (which shall constitute a part of, and an increase in, the Lessor’s Invested Amount with respect to such Leased Property) in an amount equal to the product of the Lessor’s Commitment Percentage times the amount of Funding requested by the Construction Agent for such Funding Date, provided that, with respect to the Commitment Percentage and Commitments of Mizuho, it is understood that the A Loans of Mizuho shall be the Commitment of, and shall be funded and held by, Mizuho Corporate Bank (USA) and the B Loans of Mizuho shall be the Commitment of, and shall be funded and held by MHCB (USA) Leasing & Finance Corporation (with the obligations of Mizuho Corporate Bank (USA) and MHCB (USA) Leasing & Finance Corporation to fund such A Loans and B Loans, respectively, being several and not joint obligations).
     (c) Aggregate Limits on Funded Amounts. The aggregate amount that the Funding Parties shall be committed to provide, or cause to be provided, as Funded Amounts under this Master Agreement and the Loan Agreement shall not exceed (x) with respect to each Leased Property, the costs of purchase (or ground lease, as the case may be) of such Leased Property and the related Construction Costs or (y) $100,000,000 in the aggregate for all Leased Properties. The aggregate amount that any Funding Party shall be committed to provide, or cause to be provided as Funded Amounts, under this Master Agreement and the Loan Agreement shall not exceed the lesser of (i) such Funding Party’s Commitment and (ii) such Funding Party’s Commitment Percentage of the aggregate Fundings requested under this Master Agreement.
     (d) Notice, Time and Place of Fundings.
          (i) With respect to each Funding, the Lessee or the Construction Agent, as the case may be, shall give the Lessor and the Agent an irrevocable prior telephone (followed within one Business Day with written) or written notice not later than 11:00 a.m., Atlanta, Georgia time, at least three Business Days (or one Business Day, in the case of Base Rate Advances) prior to the proposed Closing Date or other Funding Date, as the case may be, pursuant, in each case, to a Funding Request in the form of Exhibit A (a “Funding Request”), specifying the Closing Date or subsequent Funding Date, as the case may be, the amount of Funding requested, the Leased Property to which such Funding relates, whether such Funding shall be a LIBOR Advance or a Base Rate Advance or a combination thereof and the Rent Period(s) therefor. All documents and instruments required to be delivered on such Closing Date pursuant to this Master Agreement shall be delivered at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 2500, Chicago, Illinois 60601, or at such other location as may be determined by the Lessor, the Construction Agent and the Agent. Each Funding shall occur on a Business Day and shall be in an amount equal to at least $250,000, with the exception of the final draw for any Leased

Property, which may be for such lesser amount as may be due and owing to fund the balance of the Construction Costs for such Leased Property. With respect to each Construction Land Interest, the Construction Agent shall request a Funding (i) no less frequently than once each calendar month and (ii) within one week of each time that the Construction Costs that have been incurred in connection with such Construction Land Interest and that have not been reimbursed to the Construction Agent exceed $1,000,000. All remittances made by, or caused to be made by, any Lender and the Lessor for any Funding shall be made in immediately available funds by wire transfer to or, as is directed by, the Construction Agent or the Lessee, with receipt by the Construction Agent or the Lessee, as the case may be, not later than 1:00 p.m., Atlanta, Georgia time, on the applicable Funding Date, upon satisfaction or waiver of the conditions precedent to such Funding set forth in Article III; such funds shall (1) in the case of the initial Funding on a Closing Date, be used to pay the purchase price to the applicable Seller, or ground rent to the applicable Ground Lessor, for the related Land and any Building thereon and pay Construction Costs related to such Land, and (2) in the case of each subsequent Funding be paid to the Construction Agent, as agent for the Lessor, for the payment or reimbursement of Construction Costs incurred through such Funding Date and not previously paid or reimbursed.
          (ii) Unless the Agent shall have received notice from a Funding Party prior to 11:00 a.m. (Atlanta, Georgia time) on any proposed Funding Date that the Funding Party will not make available to the Agent the amount of that Funding Party’s Funded Amounts to be funded on such date, the Agent may assume that each Funding Party has made such amount available to the Agent on such Funding Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Construction Agent on such date a corresponding amount. If and to the extent any Funding Party shall not have made the full amount of its Funded Amount to be funded on such date available to the Agent, and the Agent in such circumstances has made available to the Construction Agent the corresponding amount, such Funding Party shall on the next Business Day following such Funding Date make such amount available to the Agent. If such amount is so made available, such payment to the Agent shall constitute such Funding Party’s Funding as of the date such amount is so made available for all purposes of the Operative Documents. Upon receipt by the Agent of Basic Rent from the Lessee, the Agent shall be entitled to that portion of such Basic Rent for the period that the Agent funded such Funding Party’s Funded Amount, and such Funding Party shall be entitled to that portion of Basic Rent for the period that such Funding Party funded its Funded Amount. Funding by the Agent shall not be deemed to cure the default by the related Funding Party resulting from its failure to fund when required hereunder. The Lessee shall have the right to pursue a cause of action for actual damages against any Funding Party that breaches its obligation to make a Funding when required hereunder.
     (e) Lessee’s Deemed Representation for Each Funding. Each Funding Request by the Lessee or the Construction Agent shall be deemed a representation and warranty by the Lessee or the Construction Agent, as the case may be, to the Agent and the Funding Parties that on the proposed Closing Date or Funding Date, as the case may be, (i) the amount of Funding requested represents amounts owing in respect of the purchase price or ground rent of the related Land, and any Building thereon, and Construction Costs in respect of the Leased Property (in the case of the initial Funding on a Closing Date) or amounts that are then due to third parties in respect of the Construction, or amounts paid by the Construction Agent, as agent for the Lessor, to third parties in respect of the Construction which the Construction Agent has not previously been reimbursed by a Funding, (ii) no Event of Default or Potential Event of Default exists, and (iii) the representations and warranties of CheckFree and the Lessee set forth in Section 4.1 are true and correct in all material respects as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.
     (f) Not Joint Obligations. Notwithstanding anything to the contrary set forth herein or in the other Operative Documents, each Lender’s and the Lessor’s commitments shall be several, and not joint. In no event shall any Funding Party be obligated to fund, or cause to be funded, an amount in excess of such Funding Party’s Commitment Percentage of any Funding, or to fund, or cause to be funded, amounts (including amounts that are capitalized in accordance with Sections 2.3(c) and (e)) in the aggregate in excess of such Funding Party’s Commitment.
     (g) Initial Funding. The Construction Agent may request one or more Fundings hereunder prior to the Initial Closing Date in order to pay certain fees and expenses related to the Transaction and certain soft costs related to the Construction. So long as the Construction Agent has satisfied the conditions precedent set forth in Section 3.2 and in paragraphs (a) through (c) of Section 3.4, and the Lessor has approved such fees and expenses, the Lessor shall fund such Funding pursuant to this Master Agreement. Yield on such Funded Amounts shall be capitalized in accordance with Section 2.3(c). In the event that the Initial Closing Date does not occur hereunder on or prior to August 15, 2006 (as such date may be extended by the Lessor), the Construction Agent shall pay to the Lessor on such date an amount equal to 89.95% of that portion of the amounts funded by the Lessor pursuant to this Section 2.2(g) that would constitute costs that would have been properly capitalizable in accordance with GAAP, assuming that a Leased Property had been purchased by the Lessor. Upon the Initial Closing Date, each Lender shall fund an amount equal to its Commitment Percentage of the amounts funded by the Lessor pursuant to this Section 2.2.(g), including accrued Yield thereon, which funding shall be paid to the Lessor and shall be applied by the Lessor to pay down its Lessor’s Invested Amount.
     Section 2.3 Funded Amounts and Interest and Yield Thereon; Unused Fee.
     (a) Yield on Lessor’s Invested Amount. The Lessor’s Invested Amount for any Leased Property outstanding from time to time shall accrue yield (“Yield”) at the same rate as the interest rate borne by each Lender’s Funded Amounts for such Leased Property.
     (b) Interest on Lender’s Funded Amounts. Each Lender’s Funded Amount for any Leased Property outstanding from time to time shall accrue interest as provided in the Loan Agreement.
     (c) Interest and Yield During Construction Term. During the Construction Term, in lieu of the payment of accrued interest, on each Payment Date, each Lender’s Funded Amount in respect of a Construction Land Interest shall automatically be increased by the amount of interest accrued and unpaid on the related Loans pursuant to the Loan Agreement during the Rent Period ending immediately prior to such Payment Date. Similarly, in lieu of the payment of accrued Yield, on each Payment Date, the Lessor’s Invested Amount in respect of a Construction Land Interest shall automatically be increased by the amount of Yield accrued on the Lessor’s Invested

Amount in respect of such Leased Property during the Rent Period ending immediately prior to such Payment Date. Such increases in Funded Amounts shall occur without any disbursement of funds by the Funding Parties, and without the need for delivery of a Funding Request. In addition, all Supplemental Rent payable to the Funding Parties with respect to any Construction Land Interest during the Construction Term therefor, other than indemnities payable pursuant to Section 3.3 of the Construction Agency Agreement, shall be capitalized and added to the principal of the related Loans and the related Lessor’s Invested Amount. In no event shall any Funding Party have any obligation to fund an amount (including, without limitation, any amount funded by an increase in such Funding Party’s Funded Amount pursuant to this Section 2.3(c)) in excess of its Commitment.
     (d) Payment Date Notices. Three Business Days prior to the last day of each Rent Period, the Lessee shall deliver (which delivery may be by facsimile) to the Lessor and the Agent a notice substantially in the form of Exhibit I (each, a “Payment Date Notice”), appropriately completed, specifying the allocation of the Funded Amounts related to such Rent Period to LIBOR Advances and Base Rate Advances and the Rent Periods therefor, provided that no such allocation to LIBOR Advances shall be in an amount less than $1,000,000. Each such Payment Date Notice shall be irrevocable. If no such notice is given, the Funded Amounts shall be allocated to a LIBOR Advance with a Rent Period of three (3) months.
     (e) Unused Fee. The Lessee agrees to pay to the Agent, for the pro rata benefit of the Funding Parties, an unused fee for each day from the date hereof until the Funding Termination Date equal to (i) the Fee Percentage times (ii) the aggregate Commitments, minus the Funded Amounts on such day, times (iii) 1/360. Such fees shall be payable in arrears on each Quarterly Payment Date and, prior to the Funding Termination Date, shall be paid by automatically increasing the Funded Amounts by the amount of such accrued fee. Such increases in the Funded Amounts shall occur without any disbursement of funds by the Funding Parties, and without the need for delivery of a Funding Request.
     (f) Prepaid Rent. On the second Payment Date to occur after the Funding Termination Date, the Lessee shall make a prepayment of Basic Rent (in addition to the Basic Rent otherwise due on such Payment Date) in an aggregate amount equal to $500,000 (the “Prepaid Rent Amount”). Such Prepaid Rent Amount shall be held by the Lessor, and shall be paid over by the Lessor to the Agent on each subsequent Payment Date(s) occurring after the end of the fiscal quarter in which the payment of the Prepaid Rent Amount is made to be credited against the Lessee’s obligation to pay Basic Rent on such Payment Date(s) until such Prepaid Rent Amount has been reduced to zero. Such prepayment of Basic Rent shall occur after the Completion Date has occurred with respect to each Leased Property and shall not affect the calculation of interest on the Loans or Yield. If an Event of Default exists and the Agent so requests, the Lessor shall turn over the remaining Prepaid Rent Amount, if any, to the Agent for application in accordance with this Master Agreement.
     Section 2.4 Lessee Owner for Tax Purposes. With respect to each Leased Property, it is the intent of the Lessee and the Funding Parties that for federal, state and local tax (including sales and use taxes) purposes and commercial and bankruptcy law purposes the Lease shall be treated as the repayment and security provisions of a loan by the Lessor to the Lessee, and that the Lessee shall be treated as the legal and beneficial owner entitled to any and all benefits and burdens of ownership of such Leased Property and all payments of Basic Rent during the Lease Term shall be treated as payments of interest. To the extent allowable under applicable law, each of the Lessee and each Funding Party agrees to file or cause to be filed all federal, state and local tax returns filed by it or on its behalf consistently with such intent. Each of Guarantor and the Lessee acknowledges and agrees that neither the Agent, nor any Funding Party, nor any other Person has made any representations or warranties concerning the tax, financial, accounting or legal characteristics or treatment of the Operative Documents and that each of Guarantor and the Lessee has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning the Operative Documents and the accounting, tax, financial and legal consequences of the transactions contemplated therein.
ARTICLE III
CONDITIONS PRECEDENT; DOCUMENTS
     Section 3.1 Conditions to the Obligations of the Funding Parties on each Closing Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Article II of this Master Agreement and Section 2.1 of the Loan Agreement to be performed on the Closing Date with respect to any Land and any Building thereon shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel), on or prior to such Closing Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.1 which are required to be performed by such Funding Party:
     (a) Documents. The following documents shall have been executed and delivered by the respective parties thereto:
          (i) Deed and Purchase Agreement; Ground Lease. The related original Deed duly executed by the applicable Seller in favor of the Lessor and in recordable form, and copies of the related Purchase Agreement, assigned to the Lessor (unless Lessor is the original party thereto), shall each have been delivered to the Agent by the Lessee, with copies thereof to each other Funding Party or the related Ground Lease, duly assigned to the Lessor (unless Lessor is the original party thereto), shall have been delivered to the Agent, with copies thereof to each other Funding Party, as applicable (it being understood, that each Purchase Agreement and each Ground Lease shall be reasonably satisfactory in form and substance to the Lessor and the Lenders).
          (ii) Lease Supplement. The original of the related Lease Supplement, duly executed by the Lessee and the Lessor and in recordable form, shall have been delivered to the Agent by the Lessee.
          (iii) Mortgage and Assignment of Lease and Rents. Counterparts of the Mortgage (substantially in the form of Exhibit D-1 or D-2, as the case may be, attached hereto), duly executed by the Lessor and in recordable form, shall have been delivered to the Title Company for recording; and the Assignment of Lease and Rents (substantially in the form of Exhibit B attached hereto) in recordable form, duly executed by the Lessor, shall have been delivered to the Title Company for recording.

          (iv) Security Agreement and Assignment. If Buildings are to be constructed on the Land, counterparts of the Security Agreement and Assignment (substantially in the form of Exhibit C attached hereto), duly executed by the Construction Agent, with an acknowledgment and consent thereto satisfactory to the Lessor and the Agent duly executed by the related General Contractor and the related Architect or Engineer, as applicable, and complete copies of the related Construction Contract and the related Architect’s Agreement or Engineer’s Agreement certified by the Construction Agent, shall have been delivered to the Lessor and the Agent (it being understood and agreed that if no related Construction Contract, Architect’s Agreement or Engineer’s Agreement exists on such Closing Date, such delivery shall not be a condition precedent to the Funding on such Closing Date, and in lieu thereof the Construction Agent shall deliver complete copies of such Security Agreement and Assignment and consents concurrently with the Construction Agent’s entering into such contracts). If such Leased Property is a Construction Land Interest, counterparts of the supplement to the Construction Agency Agreement for such Leased Property, duly executed by the Construction Agent and the Lessor, and the Construction Budget for such Leased Property shall have been delivered to the Agent.
          (v) Survey. The Lessee shall have delivered, or shall have caused to be delivered, to the Lessor and the Agent, an accurate survey certified to the Lessor and the Agent in a form reasonably satisfactory to the Lessor and the Agent and prepared within ninety (90) days of such Closing Date (or such other time period agreed to by the Lessor and the Agent) by a Person reasonably satisfactory to the Lessor and the Agent. Such survey shall (1) be acceptable to the Title Insurance Company for the purpose of providing extended coverage to the Lessor and a lender’s comprehensive endorsement to the Agent, (2) show no encroachments on such Land by structures owned by others, and no encroachments from any part of such Leased Property onto any land owned by others, and (3) disclose no state of facts reasonably objectionable to the Lessor, the Agent or the Title Insurance Company, and be reasonably acceptable to each such Person.
          (vi) Title and Title Insurance. On such Closing Date, the Lessor shall receive from a title insurance company reasonably acceptable to the Lessor and the Agent an ALTA Owner’s Policy of Title Insurance issued by such title insurance company and the Agent shall receive from such title insurance company an ALTA Mortgagee’s Policy of Title Insurance issued by such title insurance company, in each case, in the amount of the projected cost of acquisition and construction of such Leased Property, reasonably acceptable in form and substance to the Lessor and the Agent, respectively (collectively, the “Title Policy”). The Title Policy shall be dated as of such Closing Date, and, to the extent permitted under Applicable Law, shall include such affirmative endorsements as the Lessor or the Agent shall reasonably request.
          (vii) Appraisal. Unless such Leased Property is a Construction Land Interest, each Funding Party shall have received a report of the Appraiser (an “Appraisal”), which shall meet the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, shall be satisfactory to such Funding Party and shall state in a manner satisfactory to such Funding Party the estimated “as vacant” value of such Land and existing Buildings or any Building to be constructed thereon. Such Appraisal must show that the “as vacant” value of such Leased Property is at least equal to the greater of (A) 45% of the total cost of such Leased Property, including the cost of the trade fixtures, equipment and personal property related to such

Leased Property and to be funded by the Funding Parties and (B) three (3) times the sum of the expected B Allocated Amount and B Loans that will be drawn to fund a portion of the total cost of such Leased Property, including the cost of the trade fixtures, equipment and personal property related to such Leased Property and to be funded by the Funding Parties.
          (viii) Environmental Audit and related Reliance Letter. The Lessor and the Agent shall have received an Environmental Audit for such Leased Property, which shall be conducted in accordance with ASTM standards and shall not include a recommendation for further investigation and is otherwise satisfactory to the Lessor and the Agent; and the firm that prepared the Environmental Audit for such Leased Property shall have delivered to the Lessor and the Agent a letter stating that the Lessor, the Agent and the Lenders may rely upon such firm’s Environmental Audit of such Land, it being understood that the Lessor’s and the Agent’s acceptance of any such Environmental Audit shall not release or impair the Guarantor’s or the Lessee’s obligations under the Operative Documents with respect to any environmental liabilities relating to such Leased Property.
          (ix) Evidence of Insurance. The Lessor and the Agent shall have received from the Lessee certificates of insurance evidencing compliance with the provisions of Article VIII of the Lease or, if such Land is a Construction Land Interest, evidencing compliance with Section 2.9 of the Construction Agency Agreement (including the naming of the Lessor, the Agent and the Lenders as additional insured or loss payee with respect to such insurance, as their interests may appear), in form and substance reasonably satisfactory to the Lessor and the Agent.
          (x) UCC Financing Statement; Recording Fees; Transfer Taxes. Each Funding Party shall have received satisfactory evidence of (1) the execution and delivery to Agent of a UCC-1 and, if required by applicable law, UCC-2 financing statement to be filed with the Secretary of State of the applicable State (or other appropriate filing office) and the county where the related Land is located, respectively, and such other Uniform Commercial Code financing statements as any Funding Party deems necessary or desirable in order to perfect such Funding Party’s interests and (2) the payment of all recording and filing fees and taxes with respect to any recordings or filings made of the related Deed, the related Lease Supplement, the related Mortgage and the related Assignment of Lease and Rents.
          (xi) Opinions. An opinion of local counsel for the Lessee qualified in the jurisdiction in which such Leased Property is located, substantially in the form set forth in Exhibit G attached hereto, and containing such other matters as the parties to whom they are addressed shall reasonably request, shall have been delivered and addressed to each of the Lessor, the Agent and the Lenders.
          (xii) Good Standing Certificates. The Agent shall have received good standing certificates for the Lessee from the appropriate offices of the state where the related Land is located.
     (b) Litigation. No action or proceeding shall have been instituted or, to the knowledge of any Funding Party, threatened nor shall any governmental action, suit, proceeding or investigation be instituted or threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental

Authority, to set aside, restrain, enjoin or prevent the performance of this Master Agreement or any transaction contemplated hereby or by any other Operative Document or which is reasonably likely to materially adversely affect any Leased Property or any transaction contemplated by the Operative Documents or which would reasonably be expected to result in a Material Adverse Effect.
     (c) Legality. In the opinion of such Funding Party or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for such Funding Party to participate in any of the transactions contemplated by the Operative Documents.
     (d) No Events. (i) No Event of Default, Potential Event of Default, Event of Loss or Event of Taking relating to such Leased Property shall have occurred and be continuing, (ii) no action shall be pending or threatened by a Governmental Authority to initiate a Condemnation or an Event of Taking, and (iii) there shall not have occurred any event that would reasonably be expected to have a Material Adverse Effect since June 30, 2005.
     (e) Representations. Each representation and warranty of the parties hereto or to any other Operative Document contained herein or in any other Operative Document shall be true and correct in all material respects as though made on and as of such Closing Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.
     (f) Cutoff Date. No Closing Date shall occur after the Funding Termination Date.
     (g) Use and Expected Cost. Such Leased Property shall be a data center with an expected total cost in excess of $40,000,000.
     (h) Approval. The Agent shall have approved such Leased Property for inclusion in the Lease, which approval shall not be unreasonably withheld.
     Section 3.2 Additional Conditions for the First Funding. The first Funding under this Master Agreement and Section 2.1 of the Loan Agreement shall be subject to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel), on or prior to such Funding Date of the following conditions precedent in addition to those set forth in Section 3.1, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.2 which are required to be performed by such Funding Party:
          (i) Loan Agreement; Guaranty Agreement. Counterparts of the Loan Agreement, duly executed by the Lessor, the Agent and each Lender shall have been delivered to each of the Lessor and the Agent. The Note, duly executed by the Lessor, shall have been delivered to the Agent. The Guaranty Agreement, duly executed by the Guarantor, and the Subsidiary Guaranty Agreement, duly executed by the Subsidiary Guarantors, shall have been delivered to the Agent.

          (ii) Master Agreement. Counterparts of this Master Agreement, duly executed by the parties hereto, shall have been delivered to each of the parties hereto.
          (iii) Construction Agency Agreement. Counterparts of the Construction Agency Agreement, duly executed by the parties thereto shall have been delivered to each of the parties hereto.
          (iv) Lease. Counterparts of the Lease, duly executed by the Lessee and the Lessor, shall have been delivered to each Funding Party and the original, chattel paper copy of the Lease shall have been delivered to the Agent.
          (v) Lessee’s Resolutions and Incumbency Certificate, etc. Each of the Agent and the Lessor shall have received (x) a certificate of the Secretary or an Assistant Secretary of each CheckFree Party, attaching and certifying as to the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, and (y) good standing or active status certificates for each CheckFree Party from the appropriate offices of the states of such CheckFree Party’s incorporation and principal place of business.
     Section 3.3 Conditions to the Obligations of Lessee. The obligations of the Lessee to lease a Leased Property from the Lessor are subject to the fulfillment on the related Closing Date to the satisfaction of, or waiver by, the Lessee, of the following conditions precedent:
     (a) General Conditions. The conditions set forth in Sections 3.1 and 3.2 that require fulfillment by the Lessor or the Lenders shall have been satisfied.
     (b) Legality. In the opinion of the Lessee or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for the Lessee to participate in any of the transactions contemplated by the Operative Documents.
     (c) Purchase Agreement; Ground Lease. The Purchase Agreement and, if applicable, the Ground Lease and all documents to be delivered under the Purchase Agreement or Ground Lease, including title insurance, survey and environmental audit, shall be reasonably satisfactory to the Lessee.
     Section 3.4 Conditions to the Obligations of the Funding Parties on each Funding Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Article II of this Master Agreement and Section 2.1 of the Loan Agreement to be performed on each Funding Date shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through their respective counsel) on or prior to each such Funding Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.4 which are required to be performed by such Funding Party:
     (a) Funding Request. The Lessor and the Agent shall have received from the Construction Agent or the Lessee the Funding Request therefor pursuant to Section 2.2(d).

     (b) Condition Fulfilled. As of such Funding Date, the conditions set forth in Sections 3.1(c) and (d) shall have been satisfied.
     (c) Representations. As of such Funding Date, both before and after giving effect to the Funding requested by the Construction Agent or the Lessee on such date, the representations and warranties that the Construction Agent or the Lessee is deemed to make pursuant to Section 2.2(e) shall be true and correct in all material respects on and as of such Funding Date as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.
     (d) No Bonded Stop Notice or Filed Mechanics Lien. As of such Funding Date, and as to any Funded Amount requested for any Leased Property on such Funding Date, (i) none of the Lessor, the Agent or any Lender has received (with respect to such Leased Property) a bonded notice to withhold funds that has not been discharged by the Lessee or the Construction Agent, and (ii) no mechanic’s liens or materialman’s liens have been filed against such Leased Property that have not been discharged by the Lessee, bonded over in a manner reasonably satisfactory to the Agent or insured over by the Title Insurance Company.
     (e) Lease Supplement. If the Funding relates to a Building that will be leased under a Lease Supplement separate from the Lease Supplement for the related Land, the original of such separate Lease Supplement, duly executed by the Lessee and the Lessor and in recordable form, shall have been delivered to the Agent.
Notwithstanding anything to the contrary set forth in this Master Agreement, so long as no Event of Default under paragraph (i), (j) or (k) of Article XII of the Lease has occurred and the Construction Agent has not committed any fraudulent or illegal acts, misapplied any funds or engaged in willful misconduct, the Funding Parties shall be obligated to fund Construction Costs that the Construction Agent has incurred prior to the date that the Construction Agent receives a notice from the Agent stating that an Event of Default or a Construction Agency Event has occurred or that the conditions precedent set forth in this Section 3.4 have not been fulfilled with respect to any requested Funding and that no further Construction Costs will be reimbursed hereunder unless and until such notice is withdrawn.
     Section 3.5 Completion Date Conditions. The occurrence of the Completion Date with respect to any Leased Property shall be subject to the fulfillment to the satisfaction of, or waiver by, each party hereto (acting directly or through its counsel) of the following conditions precedent:
     (a) Certificate of Occupancy. The Construction Agent shall have furnished to the Agent copies of a certificate or certificates of occupancy for such Leased Property or other legally equivalent permission to occupy such Leased Property.
     (b) Construction Completion. Any related Construction shall have been completed substantially in accordance with the related Plans and Specifications (subject to punch list requirements) and all Applicable Laws, and such Leased Property shall be ready for occupancy and operation. All fixtures, equipment and other property contemplated under the Plans and

Specifications to be incorporated into or installed in such Leased Property shall have been substantially incorporated or installed, free and clear of all Liens except for Permitted Liens.
     (c) Construction Agent Certification. The Construction Agent shall have furnished the Lessor, the Agent and each Lender with a certification of the Construction Agent (substantially in the form of Exhibit H) that:
          (i) all amounts owing to third parties for the related Construction have been paid in full (other than contingent obligations for which the Construction Agent, as agent for the Lessor, has made adequate reserves), and no litigation or proceedings are pending, or to the best of the Construction Agent’s knowledge, are threatened, against such Leased Property or the Construction Agent or the Lessee which could reasonably be expected to have a Material Adverse Effect;
          (ii) all material consents, licenses and permits and other governmental authorizations or approvals required for such Construction and operation of such Leased Property have been obtained and are in full force and effect;
          (iii) such Leased Property has available all services of utilities necessary for use and operation of such Leased Property for its intended purposes including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone, other required public utilities and means of access between the related Building and public highways for pedestrians and motor vehicles;
          (iv) all material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of such Leased Property as the Lessee intends to use such Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all then intended utilities, driveways, roads and other means of egress and ingress to and from the same have been obtained and are in full force and effect and neither the Construction Agent nor the Lessee has any knowledge of any pending modification or cancellation of any of the same; and the use of such Leased Property does not depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained and is in full force and effect for its continuing legal use;
          (v) all of the requirements and conditions set forth in Section 3.5(b) hereof have been completed and fulfilled with respect to such Leased Property and the related Construction; and
          (vi) such Leased Property is in compliance in all material respects with all applicable zoning laws and regulations.
     Section 3.6 Delivery of Appraisal for Construction Land Interests. With respect to each Construction Land Interest, the Lessee shall have until the date that is three (3) months after the Closing Date for such Construction Land Interest to deliver an Appraisal with respect to such Leased Property to the Agent and the Funding Parties, which Appraisal shall meet the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, shall be satisfactory to each Funding Party and shall state in a manner satisfactory to such Funding Party the estimated “as vacant” value of such Land and existing Buildings or any Building to be constructed thereon. Such Appraisal must show that the “as vacant” value of such Leased Property (determined as if the Building had already been completed in accordance with the related Plans and Specifications and by excluding from such value the amount of assessments on such Leased Property) is at least equal to the greater of (A) 45% of the total cost of such Leased Property, including the cost of the trade fixtures, equipment and personal property related to such Leased Property and to be funded by the Funding Parties and (B) three (3) times the sum of the expected B Allocated Amount and B Loans that will be drawn to fund a portion of the total cost of such Leased Property, including the cost of the trade fixtures, equipment and personal property related to such Leased Property and to be funded by the Funding Parties. The failure by the Lessee to deliver an Appraisal meeting the standards described in the foregoing sentence within the time period set forth therein shall be an immediate Event of Default, which Event of Default shall be curable if the Lessee purchases the related Construction Land Interest within ten (10) Business Days of the declaration of such Event of Default by the Lessor or the Agent for a purchase price equal to the Leased Property Balance therefor.
ARTICLE IV
REPRESENTATIONS
     Section 4.1 Representations of CheckFree and other Lessee. Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, each of CheckFree and the Lessee represents and warrants to each of the other parties hereto as follows:
     (a) Existence; Power. Each CheckFree Party (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
     (b) Organizational Power; Authorization. The execution, delivery and performance by each CheckFree Party of the Operative Documents to which it is a party are within such CheckFree Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Master Agreement has been duly executed and delivered by each CheckFree Party that is a party hereto, and constitutes, and each other Operative Document to which any CheckFree Party is a party, when executed and delivered by such CheckFree Party, will constitute, valid and binding obligations of such CheckFree Party, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     (c) Governmental Approvals; No Conflicts. The execution, delivery and performance by each CheckFree Party of this Master Agreement and each other Operative Document to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to any CheckFree Party or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on any CheckFree Party or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any CheckFree Party or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of any CheckFree Party or any of its Subsidiaries, except Liens (if any) created under the Operative Documents.
     (d) Financial Statements. CheckFree has furnished to the Agent and each Funding Party (i) the audited consolidated balance sheet of CheckFree and its Subsidiaries as of June 30, 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended audited by Deloitte & Touche, LLP and (ii) the unaudited consolidated balance sheet of CheckFree and its Subsidiaries as of December 31, 2005, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of CheckFree and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since June 30, 2005, there have been no changes with respect to any CheckFree Party and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
     (e) Litigation and Environmental Matters.
          (i) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the CheckFree Parties, threatened against or affecting any CheckFree Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Master Agreement or any other Operative Document.
          (ii) Except for the matters set forth on Schedule 4.1(e) or except for matters that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, none of the CheckFree Parties or any of their Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) has become subject to any Environmental Liability, (3) has received notice of any claim with respect to any Environmental Liability or (4) knows of any basis for any Environmental Liability.
     (f) Compliance with Laws and Agreements. Each CheckFree Party and each Subsidiary is in compliance with (i) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (ii) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance with either of subsections (i) or (ii), either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (g) Investment Company Act, Etc. None of the CheckFree Parties nor any of their Subsidiaries is (i) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (iii) otherwise subject to any other regulatory scheme limiting its ability to incur debt.
     (h) Taxes. Each CheckFree Party and its Subsidiaries and each other Person for whose taxes any CheckFree Party or any Subsidiary are liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which any CheckFree Party or such Subsidiary, as the case may be, has set aside on its books adequate reserves. The charges, accruals and reserves on the books of any CheckFree Party and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
     (i) Margin Regulations. None of the proceeds of any of the Fundings will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U. None of the CheckFree Parties nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
     (j) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case by an amount in excess of $25,000,000.
     (k) Ownership of Property.
          (i) Each of the CheckFree Parties and their Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of CheckFree referred to in Section 4.1(d) or purported to have been acquired by any CheckFree Party or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Master Agreement. All leases of the CheckFree Parties and their Subsidiaries are valid and subsisting and are in full force, except when the failure to be so valid or in force and effect would not have a Material Adverse Effect.

          (ii) Each of the CheckFree Parties and their Subsidiaries owns, or is licensed, or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property used in its business, and the use thereof by the CheckFree Parties and their Subsidiaries does not infringe on the rights of any other Person, except to the extent that the failure or infringement thereof would not have a Material Adverse Effect.
          (iii) The properties of the CheckFree Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the CheckFree Parties (other than self insurance through a captive insurance Subsidiary that is not a Material Subsidiary, either initially upon investment into such Subsidiary or thereafter, for liabilities not currently insured by the CheckFree Parties and their Subsidiaries on the Initial Closing Date and other self insurance through such captive insurance Subsidiary as the Required Funding Parties may approve, such approval not to be unreasonably withheld or delayed), in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any CheckFree Party or any applicable Subsidiary operates.
     (l) Disclosure. None of the reports (including without limitation all reports that any CheckFree Party is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of any CheckFree Party to the Agent or any Funding Party in connection with the negotiation or syndication of this Master Agreement or any other Operative Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the CheckFree Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     (m) Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against any CheckFree Party or any of its Subsidiaries, or, to any CheckFree Party’s knowledge, threatened against or affecting any CheckFree Party or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against any CheckFree Party or any of its Subsidiaries, or to any CheckFree Party’s knowledge, threatened against any of them before any Governmental Authority which strikes, lockouts, disputes, grievances or charges could individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.. All payments due from any CheckFree Party or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of such CheckFree Party or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (n) Subsidiaries Schedule 4.1(n) sets forth the name of, the ownership interest of each CheckFree Party in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a CheckFree Party, in each case as of the Initial Closing Date.

     (o) Insolvency. After giving effect to the execution and delivery of the Operative Documents, the Fundings under this Master Agreement, neither CheckFree nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in §101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
     (p) OFAC. No CheckFree Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     (q) Patriot Act. Each CheckFree Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Fundings will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     (r) Hazardous Materials — Leased Properties.
          (i) Except as described in the related Environmental Audit, on the Closing Date for each Leased Property, there are no Hazardous Materials present at, upon, under or within such Leased Property or released or transported to or from such Leased Property (except in compliance in all material respects with all Applicable Law).
          (ii) On the related Closing Date, no Governmental Actions have been taken or are in process or have been threatened, which could reasonably be expected to subject such Leased Property, any Lender or the Lessor to any material Claims or Liens with respect to such Leased Property under any Environmental Law or would otherwise have a Material Adverse Effect.
          (iii) The Lessee has, or will obtain on or before the date required by Applicable Law, all Environmental Permits necessary to operate each Leased Property, if any, in accordance with Environmental Laws and is complying with and has at all times complied with all such Environmental Permits, except to the extent the failure to obtain such Environmental Permits or to so comply would not have a Material Adverse Effect.

          (iv) Except as set forth in the related Environmental Audit or in any notice subsequently furnished by the Lessee to the Agent and approved by the Agent in writing prior to the respective times that the representations and warranties contained herein are made or deemed made hereunder, no notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to the Lessee, no penalty has been assessed on the Lessee and no investigation or review is pending or, to its best knowledge, threatened by any Governmental Authority or other Person in each case relating to any Leased Property with respect to any alleged material violation or liability of the Lessee under any Environmental Law. To the best knowledge of the Lessee, no material notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to any other Person, no material penalty has been assessed on any other Person and no investigation or review is pending or threatened by any Governmental Authority or other Person relating to any Leased Property with respect to any alleged material violation or liability under any Environmental Law by any other Person.
          (v) Each Leased Property and each portion thereof are presently in compliance in all material respects with all Environmental Laws, and, to the best knowledge of the Lessee, there are no present or past facts, circumstances, activities, events, conditions or occurrences regarding such Leased Property (including without limitation the release or presence of Hazardous Materials) that would reasonably be anticipated to (A) form the basis of a material Claim against such Leased Property, any Funding Party or the Lessee, (B) cause such Leased Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which such Leased Property is located, other than notices filed in the ordinary cause of business, or (D) prevent or materially interfere with the continued operation and maintenance of such Leased Property as contemplated by the Operative Documents.
     (s) Leased Property. The present condition of each Leased Property conforms in all material respects with all conditions or requirements of all existing permits and approvals issued with respect to such Leased Property, and the Lessee’s future intended use of such Leased Property under the Lease does not violate any Applicable Law. To the best knowledge of the Lessee, no material notices, complaints or orders of violation or non-compliance have been issued or threatened or contemplated by any Governmental Authority with respect to any Leased Property or any present or intended future use thereof. All material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of each Leased Property as the Lessee intends to use such Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or to the Lessee’s best knowledge will be, obtained and are or will be in full force and effect, and the Lessee has no knowledge of any pending material modification or cancellation of any of the same.
     Section 4.2 Effect of Fundings. Each Funding accepted by the Lessee or the Construction Agent shall be deemed to constitute a representation and warranty by CheckFree and the Lessee that the representations and warranties set forth in Section 4.1 are true and correct in all material respects as of the date of such Funding.

     Section 4.3 Representations of the Lessor. Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, in each case, with respect to each of the Leased Properties, the Lessor represents and warrants to the Agent, the Lenders and the Lessee as follows:
     (a) Securities Act. The interest being acquired or to be acquired by the Lessor in such Leased Property is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that the Lessor shall be entitled to assign, convey or transfer its interest in accordance with Section 6.1.
     (b) Due Organization, etc. The Lessor is a banking corporation duly organized and validly existing in good standing under the laws of Georgia and is duly qualified and in good standing in each state in which the failure to be so qualified would have a material adverse effect upon the ability of the Lessor to perform its obligations under the Operative Documents to which it is, or will be, a party, and has full power, authority and legal right to execute, deliver and perform its obligations under the Lease, this Master Agreement and each other Operative Document to which it is or will be a party.
     (c) Due Authorization; Enforceability, etc. This Master Agreement and each other Operative Document to which the Lessor is or will be a party have been or will be duly authorized, executed and delivered by or on behalf of the Lessor and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by general equitable principles.
     (d) Employee Benefit Plans. The Lessor is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or “plan” (as defined in Section 4975(e)(1) of the Code).
     (e) No Offering. The Lessor has not offered the Note to any Person in any manner that would subject the issuance thereof to registration under the Securities Act or any applicable state securities laws.
     Section 4.4 Representations of each Lender. Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, each Lender represents and warrants to the Lessor and to the Lessee as follows:
     (a) Securities Act. The interest being acquired or to be acquired by such Lender in the Funded Amounts is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that such Lender shall be entitled to assign, convey or transfer its interest in accordance with Section 6.2.
     (b) Employee Benefit Plans. Such Lender is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or “plan” (as defined in Section 4975(e)(1) of the Code).

ARTICLE V
COVENANTS OF CHECKFREE
     Section 5.1 Affirmative Covenants.
     So long as any Commitment remains in effect hereunder or any Funded Amount shall remain outstanding:
     (a) Financial Statements and Other Information. CheckFree will deliver to the Agent and each Funding Party:
          (i) as soon as available and in any event within 90 days after the end of each Fiscal Year of CheckFree, a copy of the annual audited report for such Fiscal Year for CheckFree and its Subsidiaries, containing a consolidated balance sheet of CheckFree and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of CheckFree and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte & Touche, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of CheckFree and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
          (ii) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of CheckFree, an unaudited consolidated balance sheet of CheckFree and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of CheckFree and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of CheckFree’s previous Fiscal Year;
          (iii) concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) above, a Compliance Certificate signed by the principal executive officer and the principal financial officer of CheckFree;
          (iv) concurrently with the delivery of the financial statements referred to in clause (i) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (v) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said

Commission, or with any national securities exchange, or distributed by any CheckFree Party to its shareholders generally, as the case may be; and
          (vi) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of any CheckFree Party or any Subsidiary as the Agent may reasonably request; provided, however, that in any event, no CheckFree Party shall be obligated to deliver any such information to the extent delivery thereof could compromise any attorney-client privilege or that would cause undue exposure or burden for any CheckFree Party to obtain or prepare, unless such disclosure is otherwise required by law.
Information required to be delivered pursuant to this Section 5.1(a) shall be deemed to have been delivered if such information shall have been posted by the Agent on an Intralinks or similar site to which the Funding Parties have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and CheckFree shall have notified the Agent of the availability of all Form 10Q and Form 10K reports; provided that CheckFree shall deliver paper copies of such information to any Funding Party that requests such delivery. Information required to be delivered pursuant to this Section 5.1(a) may also be delivered by electronic communications pursuant to procedures approved by the Agent.
     (b) Notices of Material Events. The CheckFree Parties will furnish to the Agent prompt written notice of the following:
          (i) the occurrence of any Default;
          (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of any CheckFree Party, affecting any CheckFree Party or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
          (iii) the occurrence of any event or any other development by which any CheckFree Party or any of its Subsidiaries (1) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) becomes subject to any Environmental Liability, (3) receives notice of any claim with respect to any Environmental Liability, or (4) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
          (iv) the receipt by any CheckFree Party or any of its Subsidiaries of any written notice of an alleged default or event of default, in respect of any Material Indebtedness of such CheckFree Party or any of its Subsidiaries, or the occurrence of any “Level III Default” under the ACH Programs with SunTrust Bank; and
          (v) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the CheckFree Parties and their Subsidiaries in an aggregate amount exceeding $10,000,000.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     (c) Existence; Conduct of Business. Each CheckFree Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related or complementary thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 5.2(c) or (f).
     (d) Compliance with Laws, Etc. Each CheckFree Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (e) Payment of Obligations. Each CheckFree Party will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and such CheckFree Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.
     (f) Books and Records. Each CheckFree Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of CheckFree in conformity with GAAP.
     (g) Visitation, Inspection, Etc. Each CheckFree Party will, and will cause each of its Subsidiaries to, permit any representative of the Agent or any Funding Party, to visit and inspect its properties to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (so long as CheckFree shall have an opportunity to be present during any such discussions), all at such reasonable times and as often as the Agent or any Funding Party may reasonably request after at least two Business Days’ prior notice to CheckFree; provided, however, (i) if no Event of Default has occurred, the number of visits shall be no greater than two per year and (ii) if an Event of Default has occurred and is continuing, no prior notice shall be required. The CheckFree Parties shall be jointly and severally responsible for payment of all reasonable out-of-pocket expenses incurred by the Agent for up to two visits per Fiscal Year if no Event of Default has occurred and is continuing, and unlimited visits if an Event of Default has occurred and is continuing.

     (h) Maintenance of Properties; Insurance. Each CheckFree Party will, and will cause each of its Subsidiaries to, (i) except as otherwise expressly permitted in the Operative Documents, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.
     (i) Use of Proceeds. Each CheckFree Party will use the proceeds of all Fundings to fund the acquisition and construction of Leased Properties and related transaction expenses. No part of the proceeds of any Funding will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X thereof.
     (j) Additional Subsidiaries.
          (i) In the event that, subsequent to the Initial Closing Date, any Person becomes a Material Domestic Subsidiary, pursuant to an acquisition or formation, (x) CheckFree shall promptly notify the Agent and the Funding Parties of the creation or acquisition of such Subsidiary and (y) within thirty (30) days thereafter, the CheckFree Parties shall cause such Person (1) to join the Subsidiary Guaranty Agreement as a new Subsidiary Guarantor by executing and delivering to the Agent a supplement to the Subsidiary Guaranty Agreement, and (2) to deliver all such other documentation (including without limitation, legal opinions and certified organizational documents) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.2 if such Subsidiary had been an CheckFree Party on the Initial Closing Date.
          (ii) If the aggregate Consolidated EBITDA or cash, Permitted Investments, short and long term investments, accounts receivable and fixed assets (on a non-consolidated basis) of the CheckFree Parties (but excluding the assets of Bastogne) at the end of any Fiscal Quarter are less than the Aggregate Subsidiary Threshold, then the CheckFree Parties shall cause one or more other Subsidiaries to become additional Subsidiary Guarantors, by complying with the requirements of clause (i) above with respect to such Subsidiaries, within thirty (30) Business Days after the end of such Fiscal Quarter, so that after including the Consolidated EBITDA and cash, Permitted Investments, short and long term investments, accounts receivable and fixed assets of any such additional Subsidiary Guarantors, the aggregate Consolidated EBITDA and cash, Permitted Investments, short and long term investments, accounts receivable and fixed assets (on a non-consolidated basis) of the CheckFree Parties and all such Subsidiary Guarantors would equal or exceed the Aggregate Subsidiary Threshold. The CheckFree Parties may elect at any time to have any Subsidiary become an additional Subsidiary Guarantor as provided in clause (i) above.
          (iii) All actions to be taken pursuant to this Section 5.1(j) shall be at the expense of the CheckFree Parties, and shall be taken to the reasonable satisfaction of the Agent.

          (iv) CheckFree may request that any Subsidiary Guarantor be released from, and discharged from its obligations under, the Subsidiary Guaranty Agreement from time to time, and the Agent shall promptly, at the expense of the CheckFree Parties, so release and discharge any such Subsidiary Guarantor from the Subsidiary Guaranty Agreement to the extent that the CheckFree Parties have certified in reasonable detail satisfactory to the Agent that after giving effect to such release and discharge, the CheckFree Parties are in compliance with clauses (i) and (ii) of this Section 5.1(j) (including in connection with any sale or disposition of a Subsidiary permitted hereunder).
     (k) Further Assurances. The CheckFree Parties will, and will cause each Subsidiary Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Agent or the Required Funding Parties may reasonably request, to effectuate the transactions contemplated by the Operative Documents.
     (l) Amendments to Credit Agreement. CheckFree will provide the Agent with copies of any and all amendments to, and replacements of, the Credit Agreement, and copies of any other revolving credit facility entered into by CheckFree. Each CheckFree Party agrees to enter into amendments to this Master Agreement and the other Operative Documents in order to conform the covenants, representations and Events of Default set forth in the Operative Documents with those covenants, representations and/or events of default set forth in such amendment to, or replacement of the Credit Agreement, or the other credit facility, as the case may be, to the extent, if any, requested by the Agent in writing.
     Section 5.2 Financial Covenants.So long as any Commitment remains in effect hereunder or any Funded Amount shall remain unpaid shall remain outstanding:
     (a) Leverage Ratio. CheckFree will maintain on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2006, a Leverage Ratio of not greater than 2.50:1.00.
     (b) Fixed Charge Coverage Ratio. CheckFree will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2006, a Fixed Charge Coverage Ratio of not less than 3.00:1:00.
     Section 5.3 Negative Covenants. So long as any Commitment remains in effect hereunder or any Funded Amount shall remain unpaid shall remain outstanding:
     (a) Indebtedness. The CheckFree Parties will not, and will not permit any of their Subsidiaries (and for purposes of this Section 5.3(a), Services and Checkfree Investments shall not constitute “Subsidiaries”) to, create, incur, assume or suffer to exist any Indebtedness, except:
          (i) Indebtedness created pursuant to the Operative Documents or under the Credit Agreement;

          (ii) Indebtedness existing on the date hereof and set forth on Schedule 5.3(a) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
          (iii) unsecured Indebtedness of any Subsidiary owing to any CheckFree Party or other Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Guarantor shall be subject to Section 5.3(d);
          (iv) Indebtedness in an aggregate principal amount outstanding at any time not to exceed 10% of Consolidated Net Worth as at the end of CheckFree’s most recently ended Fiscal Quarter for which financial statements have been made available, or are required to have been made available, to the Agent;
          (v) Guarantees by any Subsidiary of Indebtedness of any CheckFree Party or other Subsidiary; provided, that Guarantees by any CheckFree Party of Indebtedness of any Subsidiary that is not a Subsidiary Guarantor shall be subject to Section 5.3(d);
          (vi) Indebtedness incurred with respect to ACH Programs and other similar programs and arrangements for the provision of ACH Services with parties other than Funding Parties, and any Indebtedness arising under the ARC Transmission Agreement;
          (vii) Indebtedness in respect of Hedging Obligations permitted by Section 5.3(i);
          (viii) Synthetic Lease Obligations in an amount not to exceed $110,000,000 in the aggregate at any one time outstanding and any refinancing, replacement, extension or modification thereof, (except any refinancing, replacement, extension or modification the effect of which would be to change or amend the terms thereof if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such obligations in each case, taken as a whole, in a manner adverse to any CheckFree Party, the Agent or any Funding Party); and
          (ix) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.
     (b) Negative Pledge. The CheckFree Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of their assets or property now owned or hereafter acquired or, except:
          (i) Liens securing the Obligations and the obligations under the Credit Agreement;
          (ii) General Permitted Encumbrances;
          (iii) any Liens on any property or asset of any CheckFree Party or any Subsidiary existing on the Initial Closing Date set forth on Schedule 5.3(b); provided, that such Lien shall not apply to any other property or asset of any CheckFree Party or any Subsidiary;

          (iv) Liens securing Indebtedness permitted by Section 5.3(a)(vii) and (viii);
          (v) Liens securing Indebtedness in an aggregate amount not to exceed $25,000,000 in any one Fiscal Year and $60,000,000 in the aggregate;
          (vi) any Lien (1) existing on any asset of any Person at the time such Person becomes a Subsidiary of any CheckFree Party, (2) existing on any asset of any Person at the time such Person is merged with or into any CheckFree Party or any Subsidiary of any CheckFree Party or (3) existing on any asset prior to the acquisition thereof by any CheckFree Party or any Subsidiary of any CheckFree Party; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
          (vii) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted under Section 5.3(a)(ix); and
          (viii) extensions, renewals, or replacements of any Lien referred to in paragraphs (i) through (iv) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
     (c) Fundamental Changes
          (i) The CheckFree Parties will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing (1) any CheckFree Party or any Subsidiary may merge with a Person (other than a merger of a CheckFree Party with another CheckFree Party) if any CheckFree Party (or such Subsidiary if a CheckFree Party is not a party to such merger) is the surviving Person, (2) any CheckFree Party may merge with another CheckFree Party, (3) any Subsidiary (excluding Services and Checkfree Investment) may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Guarantor, either (A) the Subsidiary Guarantor shall be the surviving Person or (B) if the surviving Person was not a Subsidiary Guarantor either (x) such Person shall become a Subsidiary Guarantor immediately upon consummation of such merger and otherwise in accordance with Section 5.1(j) or (y) the CheckFree Parties shall have certified in reasonable detail satisfactory to the Agent that after giving effect to such merger, the CheckFree Parties are in compliance with clauses (i) and (ii) of Section 5.1(j), (4) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any CheckFree Party or to any other Person pursuant to a sale or disposition permitted by Section 5.3(f), (5) the CheckFree Parties and their Subsidiaries may eliminate or discontinue business lines and segments from time to time, and (6) any Subsidiary (other than the Lessee) may liquidate or dissolve if the CheckFree Parties determine in good faith that such liquidation or dissolution is in the best interests of the CheckFree Parties and is not materially disadvantageous to the Funding Parties; provided, that any such merger involving a

Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 5.3(d).
          (ii) The CheckFree Parties will not, and will not permit any Subsidiary to, engage in any business other than businesses of the type conducted by the CheckFree Parties and their Subsidiaries on the date hereof and businesses reasonably related or complementary thereto.
     (d) Investments, Loans, Etc. The CheckFree Parties will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
          (i) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 5.3(d) (including Investments in Subsidiaries);
          (ii) Permitted Investments;
          (iii) Accounts receivable of any CheckFree Party or any Subsidiary arising from advances made by them in the ordinary course of business;
          (iv) cash deposits made in the ordinary course of business pursuant to the requirements of government agencies or public utilities;
          (v) advances resulting in the ordinary course of business from overdrafts in connection with the ACH Programs and other similar programs and arrangements for the provision of ACH Services with parties other than Funding Parties and in connection with the ARC Transmission Agreement;
          (vi) Guarantees of Indebtedness of Subsidiaries permitted by Section 5.3(a) and Guarantees of Indebtedness of CheckFree or Services to the extent the underlying Indebtedness is not otherwise prohibited hereunder;
          (vii) Guarantees of obligations that do not constitute Indebtedness, to the extent guaranteed in the ordinary course of business or otherwise consistent with past practices;
          (viii) Investments made by any CheckFree Party or any Subsidiary to or in any other CheckFree Party or Subsidiary;
          (ix) Non-cash consideration received in connection with any sale or disposition of assets permitted by Section 5.3(f);

          (x) Investments obtained in respect of any settlement of accounts receivables or other claims owing to any CheckFree Party or any Subsidiary in the ordinary course of business;
          (xi) loans or advances to employees, officers or directors of any CheckFree Party or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $2,500,000 at any time;
          (xii) Hedging Obligations permitted by Section 5.3(i);
          (xiii) Permitted Acquisitions; and
          (xiv) Other Investments which in the aggregate do not exceed $50,000,000 at any time outstanding.
     (e) Restricted Payments. The CheckFree Parties will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, (i) any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock, (ii) make any prepayment on account of Indebtedness subordinated to the Obligations or Guarantees thereof or (iii) make any payment on account of any options, warrants, or other rights to purchase such common stock, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by CheckFree solely in shares of any class of its common stock, (ii) Restricted Payments made by any CheckFree Party or Subsidiary to any other wholly owned Subsidiary or CheckFree or, in the case of any cash dividend on any class of stock of a Subsidiary, any other Person, so long as such dividend is paid pro rata to all holders of such Subsidiary’s Capital Stock, (iii) Restricted Payments made in connection with prepayments of Indebtedness subordinated to the Obligations to the extent permitted pursuant to the subordination provisions related thereto and no Default exists or would result therefrom and (iv) so long as no Event of Default has occurred and is continuing, other Restricted Payment in an amount not to exceed the amounts and for the periods set forth below:

Fiscal Year	Maximum Restricted Payments
2006	$70,000,000
2007	$75,000,000
2008	$80,000,000
2009	$85,000,000
2010	$90,000,000
; provided, however, that any amounts not used in any Fiscal Year in an amount not to exceed $30,000,000 may be carried forward to the next succeeding Fiscal Year.
     (g) Sale of Assets. The CheckFree Parties will not, and will not permit any Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than to any CheckFree Party or a Subsidiary Guarantor (or to qualify directors if required by applicable law), except (i) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; (ii) the sale of inventory and Permitted Investments in the ordinary course of business; (iii) the sale of assets in any Fiscal Year in amount not to exceed 10% of the book value of the total assets of the CheckFree Parties and their Subsidiaries determined as of the last day of the prior Fiscal Year on a consolidated basis in accordance with GAAP; and (iv) the CheckFree Parties and their Subsidiaries may eliminate or discontinue business lines and segments from time to time so long as no Default or Event of Default exists or would be caused by such elimination or discontinuation.
     (h) Transactions with Affiliates. The CheckFree Parties will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to such CheckFree Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among CheckFree Parties not involving any other Affiliates, (iii) any Restricted Payment permitted by Section 5.3(e), (iv) transactions with Affiliates described on Schedule 5.3(g) and (v) transactions or arrangements in the nature of compensation of officers, directors or employees approved by the Board of Directors in good faith.
     (i) Restrictive Agreements. The CheckFree Parties will not, and will not permit any Subsidiary (and, for purposes of this Section 5.3(h), Services and Checkfree Investments shall not constitute “Subsidiaries”) to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (i) the ability of any CheckFree Party or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, unless such agreement does not restrict the ability of the CheckFree Parties to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to any CheckFree Party or any other Subsidiary, to Guarantee Indebtedness of any CheckFree Party or any other Subsidiary, unless such agreement does not restrict the ability of the CheckFree Parties to make payments under the Operative Documents, or to transfer any of its property or assets to any CheckFree Party or any Subsidiary of any CheckFree Party; provided, that (A) the foregoing shall not apply to restrictions or conditions imposed by law or by this Master Agreement, any other Operative Document, the Credit Agreement, any ACH Program Document, the ARC Transmission Agreement, any organizational documents or contracts or agreements relating to SPVs or by which they are bound or any agreement set forth on Schedule 5.3(h), (B) the foregoing shall not apply to conditions imposed by Hedge Agreements with Funding Parties limiting creation, incurrence or permitting Liens unless the obligations under such Hedge Agreement are secured pari passu, (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (D) clauses (i) and (ii) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Master

Agreement and (E) clause (i) shall not apply to customary provisions in leases restricting the assignment thereof.
     (j) Hedging Transactions. The CheckFree Parties will not, and will not permit any Subsidiary to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which any CheckFree Party or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, each CheckFree Party acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any CheckFree Party or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness unless, in either case, such Hedging Transaction relates to a Permitted Acquisition or the redemption or repurchase of Capital Stock of CheckFree) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
     (k) Amendment to Material Documents. The CheckFree Parties will not, and will not permit any Subsidiary (other than an SPV) to, amend, modify or waive any of its rights in a manner materially adverse to the Funding Parties under its certificate of incorporation, bylaws or other organizational documents.
     (l) Accounting Changes. The CheckFree Parties will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices that are adverse to the Funding Parties, except as required by GAAP or as recommended by the independent auditors of CheckFree, or change the fiscal year of CheckFree or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of CheckFree.
     Section 5.4 Further Assurances. Upon the written request of the Agent or any Funding Party, the Lessee, at its own cost and expense, will cause all financing statements (including precautionary financing statements), fixture filings and other similar documents to be signed by the Lessee and recorded or filed at such places and times in such manner as may be necessary or requested by the Agent or such Funding Party to preserve, protect and perfect the interest of the Agent and the Funding Parties in the Leased Properties as contemplated by the Operative Documents.
     Section 5.5 Additional Required Appraisals. If, as a result of any change in Applicable Law after the date hereof, an appraisal of all or any of the Leased Properties is required during the Lease Term under Applicable Law with respect to any Funding Party’s interest therein, such Funding Party’s Funded Amount with respect thereto or the Operative Documents, then the Lessee shall pay the reasonable cost of such appraisal.
ARTICLE VI
TRANSFERS BY LESSOR AND LENDERS;
DISTRIBUTION OF PAYMENTS AND PROCEEDS
     Section 6.1 Lessor Transfers.

     (a) Transfers. Except to the Lessee in accordance with the Operative Documents, the Lessor shall not assign, convey or otherwise transfer all or any portion of its right, title or interest in, to or under any Leased Property or any of the Operative Documents, without the prior written consent of the Lenders and, unless an Event of Default has occurred and is continuing, CheckFree, except that, without the prior written consent of any Lender, but, unless an Event of Default has occurred and is continuing, with the prior written consent of CheckFree (such consent not to be unreasonably withheld, it being understood that it shall be reasonable for CheckFree to withhold its consent if such proposed transfer would have an adverse effect on the Lessee’s accounting treatment of the transaction), Lessor may assign (reserving all rights of Lessor to indemnification relating to the period prior to such transfer) all (but not less than all) of its right, title and interest in, to and under the Leased Properties and the Operative Documents to any wholly owned, direct or indirect, U.S. subsidiary of SunTrust Banks, Inc., provided that the Lessor shall not be relieved of any of its obligations hereunder or under the other Operative Documents to which it is a party unless such transferee has agreed in writing to assume and to be bound by and perform all of Lessor’s obligations hereunder and under such other Operative Documents. Lessor shall provide CheckFree with such information regarding such subsidiary of SunTrust Banks, Inc. as CheckFree shall reasonably request in connection with CheckFree’s analysis of the potential accounting consequences, if any, of such transfer (subject to such confidentiality restrictions as the Lessor shall reasonably require). Lessor may, without the consent of the Lenders, the Agent or any CheckFree Party, sell a participation in its rights in the Leased Properties and under the Operative Documents. Any proposed transferee of the Lessor shall make the representations set forth in Section 4.3 (with appropriate conforming changes) to the other parties hereto.
     (b) Additions of Lenders. At any time, the Lessor may add additional Lenders pursuant to an Addition Agreement, provided that (i) unless such Lender is an Affiliate of any Funding Party, or an Event of Default has occurred and is continuing, CheckFree has approved the identity of such Lender, which approval shall not be unreasonably withheld, and (ii) the Commitment of such additional Lender is at least $1,000,000, and provided, further that no CheckFree Party or any Affiliate thereof shall become a Lender without the consent of all of the Lenders. On the date any such Lender is added, such Lender shall make Loans to the Lessor in an amount equal to such new Lender’s Commitment Percentage of the outstanding Funding Amounts, which amount shall be applied to reduce the Lessor’s Invested Amount. The Lessee shall not be responsible for any processing or recording fee or any costs or expenses incurred by the Lessor, the Agent or any Lender in connection with such addition. No addition of a Lender pursuant to this Section 6.1(b) shall increase the aggregate Commitments of the Funding Parties.
     Section 6.2 Lender Transfers.
     (a) Transfers to Branch Offices. Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.
     (b) Assignments. Each Lender may assign all or a portion of its interests, rights and obligations under this Master Agreement and the Loan Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Person; provided, however, that (i) the Agent and, except during the continuance of a Default, CheckFree must give its prior written consent to such assignment (which consent shall not be unreasonably withheld) unless such assignment is to another Lender or Affiliate of the assigning Lender, (ii) unless such Lender is assigning all of its Commitment, after giving effect to such assignment, the Commitment of both the assignor and the assignee is at least $5,000,000 and is an integral multiple of $1,000,000 and (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, and, a processing and recordation fee of $3,500. Any such assignment of the Loans shall include both the A Loans and the B Loans of such assigning Lender, on a pro rata basis. From and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Master Agreement and the Loan Agreement.
     (c) Participations. Each Lender may, without the consent of CheckFree or the Lessee, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Master Agreement and the Loan Agreement (including all or a portion of its Commitments in the Loans owing to it), provided, however, that (i) no Lender may sell a participation in its Commitment (after giving effect to any permitted assignment hereunder) in an amount in excess of fifty percent (50%) of such Commitment (provided that (1) sales of participations to an Affiliate of Lender shall not be included in such calculation and (2) no such maximum amount shall be applicable to any participation sold at any time there exists an Event of Default), (ii) such Lender’s obligations under this Master Agreement and the Loan Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating bank or other entity shall not be entitled to any greater benefit than its selling Lender under the cost protection provisions contained in Sections 7.4 and 7.5 of this Master Agreement, and (v) CheckFree, the Lessee, the Agent, the Lessor and the other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender’s rights and obligations under this Master Agreement and the other Operative Documents, and such Lender shall retain the sole right to approve any amendment, modification or waiver of any provisions of this Master Agreement and each other Operative Document (except that such Lender may permit the participant to approve any amendment, modification or waiver which would reduce the principal of or the interest rate on its Loan, extend the term of such Lender’s Commitment, reduce the amount of any fees to which such participant is entitled or extend the final scheduled payment date of any Loan, it being understood that in all events, the other parties hereto may conclusively rely on such Lender’s approval of any such amendment, modification or waiver and shall have no obligation to ascertain whether such participant has approved such amendment, modification or waiver). Any Lender selling a participation hereunder shall provide prompt written notice to the Agent of the name of such participant.
     (d) Information. Any Lender or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to CheckFree or its Subsidiaries furnished to such Lender by or on behalf of CheckFree. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except as permitted by this Master Agreement. The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Lender, the Agent or the Lessee relating to such confidential information unless otherwise properly disposed of by such entity.
     (e) Assignment to Federal Reserve Bank. Any Lender may at any time assign all or any portion of its rights under this Master Agreement and the Note to a Federal Reserve Bank without complying with the requirements of paragraph (b) above; provided that no such assignment shall release such Lender from any of its obligations hereunder.
     (f) Quiet Enjoyment. The Lenders hereby acknowledge and agree that the Lessee shall have the right to the quiet enjoyment of the Leased Properties pursuant to the Lease, whether or not a Loan Event of Default that is not an Event of Default has occurred and is continuing, so long as no Event of Default has occurred and is continuing.
     Section 6.3 Distribution and Application of Rent Payments.
     (a) Basic Rent. Each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent) received by the Agent shall be distributed pro rata to the Funding Parties to be applied to the amounts of accrued and unpaid interest (including overdue interest) on the Loans and accrued and unpaid Yield (including overdue Yield).
     (b) Supplemental Rent. Each payment of Supplemental Rent received by the Agent shall be paid to or upon the order of the Person owed the same in accordance with the Operative Documents.
     Section 6.4 Distribution and Application of Purchase Payment. With respect to any Leased Property, the payment by the Lessee of:
          (i) the purchase price for a consummated sale of such Leased Property received by the Agent in connection with the Lessee’s exercise of a Purchase Option under Section 14.1 of the Lease or the Lessee’s or the Construction Agent’s exercise of its option to purchase such Leased Property under Section 5.3 of the Construction Agency Agreement, or
          (ii) the payment payable in connection with the Lessee’s compliance with its obligation to purchase the Leased Property in accordance with Section 14.2 or 14.3 of the Lease, or
          (iii) the Leased Property Balance therefor in accordance with Section 10.1 or Section 10.2 of the Lease, shall be distributed by Agent as promptly as possible, to the Funding Parties pro rata in accordance with, and for application to, their respective Funding Party Balances in respect of such Leased Property or Properties.
     Section 6.5 Distribution and Application to Funding Party Balances of Lessee Payment of Recourse Deficiency Amount Upon Exercise of Remarketing Option. With respect to any Leased Property, the payment by the Lessee of the Recourse Deficiency Amount to the Agent on the Lease Termination Date in accordance with Section 14.6 or Section 14.7 of the Lease following the Lessee’s exercise of the Remarketing Option, shall be distributed by the

Agent on a pro rata basis to the Lenders and the Lessor for application to the outstanding principal of the A Loans and the A Allocated Amount in respect of such Leased Property. With respect to any Leased Property, the payment by the Lessee or the Construction Agent of the Construction Failure Payment with respect thereto pursuant to the Construction Agency Agreement shall be distributed by the Agent, (i) first, on a pro rata basis to the Lenders and the Lessor for application to the accrued and unpaid interest on the Loans and the accrued and unpaid Yield on the Allocated Amount in respect of such Leased Property, (ii) second, on a pro rata basis to the Lenders and the Lessor for application to the outstanding principal of the A Loans and the A Allocated Amount related to such Leased Property, and (iii) third, on a pro rata basis to the Lenders and the Lessor for application to the outstanding principal of the B Loan and the B Allocated Amount in respect of such Leased Property.
     Section 6.6 Distribution and Application to Funding Party Balances of Remarketing Proceeds of Leased Property.
     (a) Proceeds from Sale on Remarketing. Any payments received by the Lessor as proceeds from the sale of any Leased Property sold pursuant to the Lessee’s exercise of the Remarketing Option pursuant to Section 14.6 or 14.7 of the Lease shall be distributed (or applied, in the case of clause third below) by the Lessor as promptly as possible in the following order of priority:
     first, to the extent not previously deducted from such proceeds, to the Agent and the Funding Parties as reimbursement for any and all reasonable remarketing, sale, closing or other transfer costs, prorations or commissions (including broker fees, appraisal costs, legal fees and expenses and transfer taxes), paid or incurred by the Agent or any Funding Party and not reimbursed by the Lessee, pro rata according to the amount of such costs and fees;
     second, to the Lenders and the Lessor pro rata for application to all accrued and unpaid interest and Yield on, and outstanding principal of, their Loans and Allocated Amount in respect of the related Leased Property, an amount equal to all accrued and unpaid interest and Yield on, and the outstanding principal of such Loans and Allocated Amount in respect of such Leased Property;
     third, to the Funding Parties pro rata for application to any other amount owing to the Funding Parties under the Operative Documents in respect of the related Leased Property, an amount equal to such other amounts; and
     fourth, (i) if sold by the Lessee pursuant to Section 14.6 of the Lease, the excess, if any, to the Lessee, and (ii) if Section 14.7 of the Lease applies, the excess, if any, to the Lessor.
     (b) Sale Following Construction Failure. Any payments received by the Lessor as proceeds from the sale of any Leased Property sold following the payment of the Construction Failure Payment shall be distributed (or applied, as appropriate) by the Lessor as promptly as possible in the following order of priority:

     first, to the Funding Parties or the Agent, as the case may be, in reimbursement of all reasonable costs, expenses and taxes, if any, incurred by any of them to complete the construction of such Leased Property, maintain, operate and insure such Leased Property, remarket such Leased Property and sell such Leased Property, including, without limitation, sales, transfer and real property taxes, brokers’ fees. legal fees, survey costs, interest and security charges, in each case, pro rata according to the amount of such costs, expenses and taxes;
     second, to the Lenders and the Lessor pro rata for application to their Loans and the Allocated Amount in respect of such Leased Property, an amount equal to the difference, if any, between the Construction Period Lease Balance with respect to such Leased Property and the Construction Failure Payment, if any, actually received by the Lessor;
     third, to the extent that the Construction Agent has paid to the Lessor the Construction Failure Payment or the Permitted Lease Balance with respect to such Leased Property pursuant to the Construction Agency Agreement, to the Construction Agent to reimburse it to the extent of such payment of such Construction Failure Payment or Permitted Lease Balance, as the case may be;
     fourth, to the Lenders and the Lessor pro rata for application to their remaining Loans and Allocated Amount in respect of such Leased Property, an amount equal to such remaining outstanding Loans and Allocated Amount until reduced to zero; and
     fifth, to the Lessor.
     Section 6.7 Distribution and Application of Payments Received When an Event of Default Exists.
     (a) Proceeds of Leased Property. Any payments received by the Lessor or the Agent when an Event of Default exists, as
          (i) proceeds from the sale of any or all of the Leased Property sold pursuant to the exercise of the Lessor’s remedies pursuant to Article XIII of the Lease, or
          (ii) proceeds of any amounts from any insurer or any Governmental Authority in connection with an Event of Loss or Event of Taking shall if received by the Lessor be paid to the Agent as promptly as possible, and shall be distributed or applied in the following order of priority:
     first, to the Agent for any amounts reasonably expended by it in connection with such Leased Property or the Operative Documents and not previously reimbursed to it;
     second, to the Lenders and the Lessor pro rata for application to all accrued and unpaid interest and Yield on, and outstanding principal of, their

Loans and the Allocated Amount in respect of all of the Leased Properties, an amount equal to all accrued and unpaid interest and Yield on, and outstanding principal of, such Loans and the Allocated Amount;
     third, to the Funding Parties pro rata for application to any other amount owing to the Funding Parties under the Operative Documents; and
     fourth, to the Lessee or the Person or Persons otherwise legally entitled thereto, the excess, if any.
     (b) Proceeds of Recoveries from Lessee. Any payments received by any Funding Party when an Event of Default exists from the Lessee as a payment in accordance with the Lease or from the Guarantor pursuant to the Guaranty Agreement shall be paid to the Agent as promptly as possible, and shall then be distributed or applied by the Agent as promptly as possible in the order of priority set forth in paragraph (a) above.
     Section 6.8 Distribution of Other Payments. All payments under Section 7.6 of this Master Agreement shall be made to the Funding Parties, pro rata, until their Funding Party Balances have been paid in full. Except as otherwise provided in this Section 6, any payment received by the Lessor which is to be paid to Agent pursuant hereto or for which provision as to the application thereof is made in an Operative Document but not elsewhere in this Section 6 shall, if received by the Lessor, be paid forthwith to the Agent and when received shall be distributed forthwith by the Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.
     Section 6.9 Timing of Agent Distributions. Payments received by the Agent in immediately available funds before 12:00 p.m. (noon), Atlanta, Georgia time, on any Business Day shall be distributed to the Funding Parties in accordance with and to the extent provided in this Section 6 on such Business Day. Payments received by the Agent in immediately available funds after 12:00 p.m. (noon), Atlanta, Georgia time shall be distributed to the Funding Parties in accordance with and to the extent provided in this Section 6 on the next Business Day.
     Section 6.10 Release of Leased Properties.
     (a) Purchase or Sale of Leased Properties. If the Lessee shall at any time purchase any or all of the Leased Properties pursuant to Section 13.3 or Article 14 of the Lease, or if any or all of the Leased Properties shall be sold in accordance with, and the Lessee otherwise satisfies each of the obligations and conditions set forth in, Section 14.6 of the Lease in respect thereof, then, upon application of such amounts to prepay the related Loans pursuant to this Master Agreement and the Loan Agreement and the Agent’s and the Lenders’ receipt of all accrued interest and any other payments due and owing from the Lessee and/or the Lessor to the Agent and the Lenders on such date in respect thereof, such Leased Property or Properties, as the case may be, shall be released from the applicable Mortgage and the Assignment of Lease and Rents, to the extent relating to such Leased Property or Properties.
     (b) Payment in Full. Upon the termination of the Lenders’ Commitments and the payment in full of all of the Loans and all other amounts owing by the Lessee and/or the Lessor hereunder or under any other Operative Document to the Lessor, the Agent and the Lenders

(other than unasserted indemnities), the Leased Properties shall be released from the Mortgages and Assignments of Lease and Rents.
     (c) Other Documents. Upon request of the Lessor or the Lessee following a release of any Leased Property described in paragraph (a) or (b) above, the Agent shall, at the sole cost and expense of the Lessee, execute and deliver to the Lessor or the requesting Lessee such documents as the Lessor or the Lessee shall reasonably request to evidence such release, including, if requested, a release of the Assignments of Lease and Rents to the extent relating to such Leased Property.
ARTICLE VII
INDEMNIFICATION
     Section 7.1 General Indemnification. The Lessee agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and hold harmless each Indemnitee, on an After-Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted, or threatened to be asserted, against such Indemnitee, whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person (provided that no Indemnitee shall have the right to double recovery with respect to any Claim) and whether or not such Claim arises or accrues prior to any Closing Date or after the Lease Termination Date, or results from such Indemnitee’s negligence, in any way relating to or arising out of:
     (a) any of the Operative Documents or any of the transactions contemplated thereby, and any amendment, modification or waiver in respect thereof; or
     (b) the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to the Lease), return or other disposition of all or any part of any interest in any Leased Property or the imposition of any Lien, other than a Lessor Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien, other than a Lessor Lien) thereon, including, without limitation: (i) Claims or penalties arising from any violation or alleged violation of law or in tort (strict liability or otherwise), (ii) latent or other defects, whether or not discoverable, (iii) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to any Leased Property or any part thereof, (iv) the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to any Leased Property or any part thereof, (v) any Claim for patent, trademark or copyright infringement, (vi) Claims arising from any public improvements with respect to any Leased Property resulting in any charge or special assessments being levied against any Leased Property or any Claim for utility “tap-in” fees, and (vii) Claims for personal injury or real or personal property damage occurring, or allegedly occurring, on any Land, Building or Leased Property;

     (c) the breach by CheckFree or the Lessee of any representation, warranty or covenant made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document (without giving effect to any exception in any representation based on knowledge or on the absence of a Material Adverse Effect);
     (d) the retaining or employment of any broker, finder or financial advisor by CheckFree or the Lessee to act on its behalf in connection with this Master Agreement, or the incurring of any fees or commissions to which the Lessor, the Agent or any Lender might be subjected by virtue of their entering into the transactions contemplated by this Master Agreement (other than fees or commissions due to any broker, finder or financial advisor retained by the Lessor, the Agent or any Lender);
     (e) the existence of any Lien (other than a Lessor Lien) on or with respect to any Leased Property, the Construction, any Basic Rent or Supplemental Rent, title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of any Leased Property or by reason of labor or materials furnished or claimed to have been furnished to the Construction Agent, the Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by the Lessee or Alterations constructed by the Lessee;
     (f) the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code; or
     (g) any act or omission by the Lessee under any Purchase Agreement or any other Operative Document, or any breach by the Lessee of any requirement, condition, restriction or limitation in any Deed, Purchase Agreement or Ground Lease;
provided, however, the Lessee shall not be required to indemnify any Indemnitee under this Section 7.1 for any Claim to the extent that such Claim results from (collectively, “Excepted Claims”): (1) any representation or warranty by such Indemnitee in the Operative Documents being incorrect; (2) the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct imputed to such Indemnitee solely by reason of its interest in any Leased Property); (3) Lessor Liens; (4) the voluntary transfer by any Indemnitee, other than in accordance with the Operative Documents or in connection with the exercise of rights, powers or remedies under any of the Operative Documents, of any Leased Property or any interest therein; or (5) claims from any acts or omissions occurring after the latest of the Lease Termination Date, the sale of the Leased Property to a Person not affiliated with the Lessee pursuant to the Lease, the termination of the obligations of the Construction Agent under the Construction Agency Agreement, or the final indefeasible repayment to the Funding Parties in full of the Lease Balance; and, provided, further, that with respect to each Construction Land Interest, the Lessee’s indemnity obligations set forth in this Section 7.1 with respect to such Leased Property shall be governed solely by Section 3.3 of the Construction Agency Agreement during the Construction Term therefor. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

     Section 7.2 Environmental Indemnity. In addition to and without limitation of Section 7.1 or Section 3.3 of the Construction Agency Agreement (but subject to the proviso set forth below), the Lessee agrees to indemnify, hold harmless and defend each Indemnitee, on an After-Tax Basis, from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of any Leased Property), damages, liabilities, fines, penalties, charges, suits, settlements, demands, administrative and judicial proceedings (including informal proceedings and investigations) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable costs and expenses actually incurred in connection therewith (including, but not limited to, reasonable attorneys’ and/or paralegals’ fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising directly or indirectly, in whole or in part, out of
     (i) the presence on or under any Land of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under, from or onto any Land,
     (ii) any activity, including, without limitation, construction, carried on or undertaken on or off any Land, and whether by the Lessee or any predecessor in title or any employees, agents, contractors or subcontractors of the Lessee or any predecessor in title, or any other Person, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under any Land,
     (iii) loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws, in each case to the extent related to any Leased Property,
     (iv) any claim concerning any Leased Property’s lack of compliance with Environmental Laws, or any act or omission causing an environmental condition on or with respect to any Leased Property that requires remediation or would allow any governmental agency to record a lien or encumbrance on the land records, or
     (v) any residual contamination on or under any Land, or affecting any natural resources on any Land, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials on or from any Leased Property; in each case irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances;
in any case with respect to the matters described in the foregoing clauses (i) through (v) that arise or occur
     (a) prior to or during the Lease Term,
     (b) at any time during which the Lessee or any Affiliate thereof owns any interest in or otherwise occupies or possesses any Leased Property or any portion thereof,
     (c) during any period after and during the continuance of any Event of Default; or
     (d) during any period of up to three years following the date an Indemnitee takes possession of any Leased Property and during which such Indemnitee retains such possession;
provided, however, Lessee shall not be required to indemnify any Indemnitee under this Section 7.2 for any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct imputed to such Indemnitee solely by reason of its interest in any Leased Property; and provided, further, with respect to matters arising or occurring within the period described in subparagraph (d) above, that the Lessee also shall not be required to indemnify any Indemnitee under this Section 7.2 for any Claim to the extent that such Claim results from any act or omission occurring after the date on which Indemnitee so took possession). It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.
     Section 7.3 Proceedings in Respect of Claims. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 7.1 or 7.2, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as the Lessee may reasonably request and which is in the possession of, or under the control of, such Indemnitee to substantiate properly the requested payment. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee promptly shall notify the Lessee of the commencement thereof (provided that the failure of such Indemnitee to promptly notify the Lessee shall not affect the Lessee’s obligation to indemnify hereunder except to the extent that the Lessee’s rights to contest are materially prejudiced by such failure), and the Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof with counsel reasonably satisfactory to such Indemnitee; provided, however, that such Indemnitee may pursue a motion to dismiss such Indemnitee from such action, suit or proceeding with counsel of such Indemnitee’s choice at the Lessee’s expense; and provided further that the Lessee may assume and control the defense of such proceeding only if the Lessee shall have acknowledged in writing its obligations to fully indemnify such Indemnitee in respect of such action, suit or proceeding, Lessee shall pay all reasonable costs and expenses related to such action, suit or proceeding as and when incurred and the Lessee shall keep such Indemnitee fully apprised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request; and, provided further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any possibility of imposition of criminal liability or any material risk of civil liability on such Indemnitee in excess of $5,000,000 (unless, in the case of the risk of civil liability, the Lessee has posted a bond or other security, or made other arrangements with respect to such potential liability, as is reasonably satisfactory to such Indemnitee) or (y) such action, suit or proceeding will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Leased Property or any part thereof unless the Lessee shall have posted a bond or other security satisfactory to the relevant Indemnitees in respect to such risk or (z) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.
     If the Lessee fails to fulfill the conditions to the Lessee’s assuming the defense of any claim after receiving notice thereof on or prior to the later of (a) the date that is five (5) days after receiving notice thereof and (b) the date that is fifteen (15) days prior to the date that an answer or response is required, the Indemnitee may undertake such defense, at the Lessee’s expense. The Lessee shall not enter into any settlement or other compromise with respect to any Claim which admits any liability or wrong-doing on part of any Indemnitee or which is in excess of $1,000,000 which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the related Indemnitee, which consent shall not be unreasonably withheld or delayed. Unless an Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 7.1 or 7.2 with respect to such Claim.
     Upon payment in full of any Claim by the Lessee pursuant to Section 7.1 or 7.2 to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are reasonably necessary or advisable to enable the Lessee vigorously to pursue such claims.
     If for any reason the indemnification provided for in Section 7.1 or 7.2 is unavailable to an Indemnitee or is insufficient to hold an Indemnitee harmless, then the Lessee agrees to contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee on the one hand and by the Lessee on the other hand but also the relative fault of such Indemnitee as well as any other relevant equitable considerations. It is expressly understood and agreed that the right to contribution provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.
     Section 7.4 General Tax Indemnity.
     (a) Tax Indemnity. Except as otherwise provided in this Section 7.4, the Lessee shall pay on an After-Tax Basis, and on written demand shall indemnify and hold each Tax Indemnitee harmless from and against, any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto (any of the foregoing being referred to herein as “Taxes” and individually as a “Tax” (for the purposes of this Section 7.4, the definition of “Taxes” includes amounts imposed on, incurred by, or asserted against each Tax Indemnitee as the result of any prohibited transaction, within the meaning of Section 406 or 407 of ERISA or Section 4975(c) of the Code, arising out of the transactions contemplated hereby or by any other Operative Document)) imposed on or with respect to any Tax Indemnitee, the Lessee, CheckFree, any Leased Property or any portion thereof or any Land, or any sublessee or user thereof, by the United States or by any state or local government or other taxing authority in the United States in connection with or in any way relating to (i) the acquisition, financing, mortgaging, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, maintenance, repair, storage, transfer of title, redelivery, use, operation, condition, sale, return or other application or disposition of all or any part of any Leased Property or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) thereon, (ii) Basic Rent or Supplemental Rent or the receipts or earnings arising from or received with respect to any Leased Property or any part thereof, or any interest therein or any applications or dispositions thereof, (iii) any other amount paid or payable pursuant to the Note or any other Operative Documents, (iv) any Leased Property, any Land or any part thereof or any interest therein (including, without limitation, all assessments payable in respect thereof, including, without limitation, all assessments noted on the related Title Policy), (v) all or any of the Operative Documents, any other documents contemplated thereby, any amendments and supplements thereto, and (vi) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents. Notwithstanding anything to the contrary in this Section 7.4, during the Construction Term for any Construction Land Interest, (i) the Lessee shall only be obligated to indemnify the Lessor and its Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors and agents, with respect to Taxes related to such Construction Land Interest, (ii) Lessor hereby indemnifies the other Tax Indemnitees (as defined in clause (ii) of the definition thereof) for such Taxes, to the extent that Lessor receives payment therefor from the Lessee and (iii) the Lessee shall not be obligated to indemnify the Lessor or the Lenders with respect to any Taxes that result from a change in law occurring after the Initial Closing Date.
     (b) Exclusions from General Tax Indemnity. Section 7.4(a) shall not apply to:

          (i) Taxes on, based on, or measured by or with respect to net income of the Lessor, the Agent and the Lenders (including, without limitation, minimum Taxes, capital gains Taxes, Taxes on or measured by items of tax preference or alternative minimum Taxes) other than (A) any such Taxes that are, or are in the nature of, sales, use, license, rental or property Taxes, and (B) withholding Taxes imposed by the United States or any state in which Leased Property is located (i) on payments with respect to the Note, to the extent imposed by reason of a change in Applicable Law occurring after the date on which Lender became a Lender hereunder or (ii) on Rent, to the extent the net payment of Rent after deduction of such withholding Taxes would be less than amounts currently payable with respect to the Funded Amounts;
          (ii) Taxes on, based on, or in the nature of, or measured by Taxes on doing business and business privilege, franchise, capital, capital stock, net worth, gross receipts or similar Taxes, other than (A) any increase in such Taxes imposed on such Tax Indemnitee by any state in which Leased Property is located, net of any decrease in such taxes realized by such Tax Indemnitee, to the extent that such tax increase would not have occurred if on each Funding Date the Lessor and the Lenders had advanced funds to the Lessee or the Construction Agent in the form of loans secured by the Leased Property in an amount equal to the Funded Amounts funded on such Funding Date, with debt service for such loans equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loans in a total amount equal to the Funded Amounts at the end of the Lease Term, or (B) any Taxes that are or are in the nature of sales, use, rental, license or property Taxes relating to any Leased Property;
          (iii) Taxes that are based on, or measured by, the fees or other compensation received by a Person acting as Agent (in its individual capacities) or any Affiliate of any thereof for acting as trustee under any Loan Document;
          (iv) Taxes that result from any act, event or omission, or are attributable to any period of time, that occurs after the earlier of (A) the expiration of the Lease Term with respect to any Leased Property and, if such Leased Property is required to be returned to the Lessor in accordance with the Lease, such return and (B) the discharge in full of the Lessee’s obligations to pay the Lease Balance, or any amount determined by reference thereto, with respect to any Leased Property and all other amounts due under the Lease, unless such Taxes relate to acts, events or matters occurring prior to the earlier of such times or are imposed on or with respect to any payments due under the Operative Documents after such expiration or discharge;
          (v) Taxes imposed on a Tax Indemnitee that result from any voluntary sale, assignment, transfer or other disposition or bankruptcy by such Tax Indemnitee or any related Tax Indemnitee of any interest in any Leased Property or any part thereof, or any interest therein or any interest or obligation arising under the Operative Documents, or from any sale, assignment, transfer or other disposition of any interest in such Tax Indemnitee or any related Tax Indemnitee, it being understood that each of the following shall not be considered a voluntary sale: (A) any substitution, replacement or removal of any of the Leased Property by the Lessee, (B) any sale or transfer resulting from the exercise by the Lessee of any termination option, any purchase option or sale option, (C) any sale or transfer while an Event of Default shall have occurred and be continuing, and (D) any sale or transfer resulting from the Lessor’s exercise of remedies under the Lease;

          (vi) any Tax which is being contested in accordance with the provisions of Section 7.4(c), during the pendency of such contest;
          (vii) any Tax that is imposed on a Tax Indemnitee as a result of such Tax Indemnitee’s gross negligence or willful misconduct (other than gross negligence or willful misconduct imputed to such Tax Indemnitee solely by reason of its interest in any Leased Property);
          (viii) any Tax that results from a Tax Indemnitee engaging, with respect to any Leased Property, in transactions unrelated to the Leased Properties or the transactions contemplated by the Operative Documents;
          (ix) to the extent any interest, penalties or additions to tax result in whole or in part from the failure of a Tax Indemnitee to file a return or pay a Tax that it is required to file or pay in a proper and timely manner, unless such failure (A) results from the transactions contemplated by the Operative Documents in circumstances where the Lessee did not give timely notice to such Tax Indemnitee (and such Tax Indemnitee otherwise had no actual knowledge) of such filing or payment requirement that would have permitted a proper and timely filing of such return or payment of such Tax, as the case may be, or (B) results from the failure of the Lessee to supply information necessary for the proper and timely filing of such return or payment of such Tax, as the case may be, that was not in the possession of such Tax Indemnitee; and
          (x) any Tax that results from the breach by the Lessor of its representation and warranty made in Section 4.3(d) or the breach of any Lender of its representation and warranty made in Section 4.4(b).
     (c) Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Taxes as to which the Lessee may have an indemnity obligation pursuant to Section 7.4, or if any Tax Indemnitee shall determine that any Taxes as to which the Lessee may have an indemnity obligation pursuant to Section 7.4 may be payable, such Tax Indemnitee shall promptly notify the Lessee. The Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof; provided, however, that the Lessee, shall have acknowledged in writing its obligation to fully indemnify such Tax Indemnitee in respect of such action, suit or proceeding if the contest is unsuccessful; and, provided further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding (but the Tax Indemnitee shall then contest, at the sole cost and expense of the Lessee, on behalf of the Lessee with representatives reasonably satisfactory to the Lessee) if and to the extent that, (A) in the reasonable opinion of such Tax Indemnitee, such action, suit or proceeding (x) involves any risk of imposition of criminal liability or any material risk of civil liability in excess of $5,000,000 (unless, in the case of the risk of civil liability, the Lessee has posted a bond or other security, or made other arrangements with respect to such potential liability, as is reasonably satisfactory to such Tax Indemnitee) on such Tax Indemnitee or (y) will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Leased Property or any part thereof unless the Lessee shall have posted a bond or other security satisfactory to the relevant Tax Indemnitees in respect to such risk, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Tax Indemnitee have been unable to sever from the indemnified claim(s), (C) an Event of Default has occurred and is continuing, (D) such action, suit or proceeding involves matters which extend beyond or are unrelated to the Transaction and if determined adversely could be materially detrimental to the interests of such Tax Indemnitee notwithstanding indemnification by the Lessee or (E) such action, suit or proceeding involves the federal or any state income tax liability of the Tax Indemnitee. With respect to any contests controlled by a Tax Indemnitee, (i) if such contest relates to the federal or any state income tax liability of such Tax Indemnitee, such Tax Indemnitee shall be required to conduct such contest only if the Lessee shall have provided to such Tax Indemnitee an opinion of independent tax counsel selected by the Tax Indemnitee and reasonably satisfactory to the Lessee stating that a reasonable basis exists to contest such claim or (ii) in the case of an appeal of an adverse determination of any contest relating to any Taxes, an opinion of such counsel to the effect that such appeal is more likely than not to be successful, provided, however, such Tax Indemnitee shall in no event be required to appeal an adverse determination to the United States Supreme Court. The Tax Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.
     Each Tax Indemnitee shall, at the Lessee’s expense, supply the Lessee with such information and documents in such Tax Indemnitee’s possession as are reasonably requested by the Lessee and are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 7.4. Unless an Event of Default shall have occurred and be continuing, no Tax Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under this Section 7.4 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Tax Indemnitee waives its right to be indemnified under this Section 7.4 with respect to such Claim.
     Notwithstanding anything contained herein to the contrary, (a) a Tax Indemnitee will not be required to contest a claim with respect to the imposition of any Tax if such Tax Indemnitee shall waive its right to indemnification under this Section 7.4 with respect to such claim (and any related claim with respect to other taxable years the contest of which is precluded as a result of such waiver) and (b) no Tax Indemnitee shall be required to contest any claim if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely, unless there has been a change in law which in the opinion of Tax Indemnitee’s counsel creates substantial authority for the success of such contest. Each of Tax Indemnitee and the Lessee shall consult in good faith with each other regarding the conduct of such contest controlled by either.
     (d) Reimbursement for Tax Savings. If (x) a Tax Indemnitee shall obtain a credit or refund of any Taxes paid by the Lessee pursuant to this Section 7.4 or (y) by reason of the incurrence or imposition of any Tax for which a Tax Indemnitee is indemnified hereunder or any payment made to or for the account of such Tax Indemnitee by the Lessee pursuant to this Section 7.4, such Tax Indemnitee at any time realizes a reduction in any Taxes for which the Lessee is not required to indemnify such Tax Indemnitee pursuant to this Section 7.4, which reduction in Taxes was not taken into account in computing such payment by the Lessee to or for the account of such Tax Indemnitee, then such Tax Indemnitee shall promptly pay to the Lessee

(xx) the amount of such credit or refund, together with the amount of any interest received by such Tax Indemnitee on account of such credit or refund or (yy) an amount equal to such reduction in Taxes, as the case may be; provided that no such payment shall be made so long as an Event of Default shall have occurred and be continuing (but shall be paid promptly after all Events of Default have been cured) and, provided, further, that the amount payable to the Lessee by any Tax Indemnitee pursuant to this Section 7.4(d) shall not at any time exceed the aggregate amount of all indemnity payments made by the Lessee under this Section 7.4 to such Tax Indemnitee with respect to the Taxes which gave rise to the credit or refund or with respect to the Tax which gave rise to the reduction in Taxes less the amount of all prior payments made to the Lessee by such Tax Indemnitee under this Section 7.4(d). Each Tax Indemnitee agrees to act in good faith to claim such refunds and other available Tax benefits, and take such other actions as may be reasonable to minimize any payment due from the Lessee pursuant to this Section 7.4. The disallowance or reduction of any credit, refund or other tax savings with respect to which a Tax Indemnitee has made a payment to the Lessee under this Section 7.4(d) shall be treated as a Tax for which the Lessee is obligated to indemnify such Tax Indemnitee hereunder without regard to Section 7.4(b) hereof.
     (e) Payments. Any Tax indemnifiable under this Section 7.4 shall be paid by the Lessee directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to Section 7.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due. Any payments made pursuant to Section 7.4 shall be made to the Tax Indemnitee entitled thereto or the Lessee, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in this Master Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.
     (f) Reports. If the Lessee knows of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 7.4, the Lessee shall, if the Lessee is permitted by Applicable Law, timely file such report, return or statement (and, to the extent permitted by law, show ownership of the applicable Leased Property in the Lessee); provided, however, that if the Lessee is not permitted by Applicable Law or does not have access to the information required to file any such report, return or statement, the Lessee will promptly so notify the appropriate Tax Indemnitee, in which case Tax Indemnitee will file such report. In any case in which the Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, prepare such report, return or statement for filing by such Tax Indemnitee or, if such Tax Indemnitee so requests, provide such Tax Indemnitee with such information as is reasonably available to the Lessee.

     (g) Verification. At the Lessee’s request, the amount of any indemnity payment by the Lessee or any payment by a Tax Indemnitee to the Lessee pursuant to this Section 7.4 and the amount added to an indemnity payment to arrive at the amount on an After-Tax Basis as is specific in Section 7.1 shall be verified and certified by an independent public accounting firm selected by the Lessee and reasonably acceptable to the Tax Indemnitee. Unless such verification shall disclose an error in the Lessee’s favor of 5% or more of the related indemnity payment, the costs of such verification shall be borne by the Lessee; otherwise, such costs shall be borne by the related Tax Indemnitee. In no event shall the Lessee have the right to review the Tax Indemnitee’s tax returns or receive any other confidential information from the Tax Indemnitee in connection with such verification. The Tax Indemnitee agrees to cooperate with the independent public accounting firm performing the verification and to supply such firm with all information reasonably necessary to permit it to accomplish such verification, provided that the information provided to such firm by such Tax Indemnitee shall be for its confidential use. The parties agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Master Agreement and that matters of interpretation of this Master Agreement are not within the scope of the independent accounting firm’s responsibilities.
     Section 7.5 Increased Costs, etc.
     (a) Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Funding Party to make or maintain LIBOR Advances as contemplated by this Master Agreement, (a) the related Funding Party shall promptly notify the Agent of such circumstance, and the Agent shall promptly notify the Lessee thereof, (b) the commitment of such Funding Party hereunder to continue LIBOR Advance as such and convert Funded Amounts to LIBOR Advance shall forthwith be cancelled and (c) such Funding Party’s Funded Amounts then outstanding as LIBOR Advance, if any, shall be converted automatically to Base Rate Advances on the respective last days of the then current Rent Periods with respect to such Funded Amounts or within such earlier period as required by law. If any such conversion of a LIBOR Advance occurs on a day which is not the last day of the then current Rent Period with respect thereto, the Lessee shall pay to such Funding Party such amounts, if any, as may be required pursuant to Section 7.5(f).
     (b) Requirements of Law. In the event that Eurocurrency Reserve Requirements or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Funding Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Funding Party to any tax of any kind whatsoever with respect to this Master Agreement, the Note or any LIBOR Advance made by it, or change the basis of taxation of payments to such Funding Party in respect thereof (except for taxes covered by Section 7.5(d) and changes in franchise taxes or the rate of tax on the overall net income of such Funding Party);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Funding Party; or
          (iii) shall impose on such Funding Party any other condition;
and the result of any of the foregoing is to increase the cost to such Funding Party, by an amount which such Funding Party deems to be material, of making, converting into, continuing or maintaining LIBOR Advances or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Lessee shall pay such Funding Party, within five (5) Business Days’ of demand, any additional amounts necessary to compensate such Funding Party for such increased cost or reduced amount receivable. If any Funding Party becomes entitled to claim any additional amounts pursuant to this subsection in relation to such outstanding LIBOR Advances, it shall promptly notify the Lessee, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Funding Party, through the Agent, to the Lessee in good faith and setting forth in reasonable detail the calculation of such amounts shall be conclusive in the absence of manifest error. The provisions of this paragraph (b) shall survive the termination of this Master Agreement and the Lease and the payment of the Note and all other amounts payable under the Operative Documents.
     (c) Capital Adequacy. In the event that any Funding Party or corporation controlling such Funding Party shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Funding Party or such corporation with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Funding Party’s capital as a consequence of its obligations hereunder to a level below that which such Funding Party could have achieved but for such change or compliance (taking into consideration such Funding Party’s policies with respect to capital adequacy) by an amount deemed by such Funding Party to be material, then from time to time, after submission by such Funding Party in good faith to the Lessee (with a copy to the Agent) of a written request therefor setting forth in reasonable detail the calculation of such amount (which request shall be conclusive in the absence of manifest error), the Lessee shall pay to such Funding Party such additional amount or amounts as will compensate such Funding Party for such reduction to the extent imposed generally on other lessees or borrowers with whom such Funding Party has similar lease or credit arrangements (but in the case of outstanding Base Rate Advances, without duplication of any amounts already covered by such Funding Party by reason of an adjustment in the applicable Base Rate). The provisions of this paragraph (c) shall survive the termination of this Master Agreement and the Lease and the payment of the Note and all other amounts payable under the Operative Documents.
     (d) Taxes. Subject to Section 7.5(e), all payments made by a CheckFree Party under the Lease and the other Operative Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Agent and each Funding Party, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or such Funding Party, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Agent or such Funding Party (excluding a connection arising solely from the Agent or such Funding Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Master Agreement or any other Operative Document) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Withholding Taxes”). If any Withholding Taxes are required to be withheld from any amounts payable to the Agent or any Funding Party hereunder or under any other Operative Document, the amounts so payable to the Agent or such Funding Party (so long as such Funding Party is in compliance with Section 7.5(e), as appropriate) shall be increased to the extent necessary to yield to the Agent or such Funding Party (after payment of all Withholding Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Operative Documents. Whenever any Withholding Taxes are payable by the Lessee, as promptly as possible thereafter the Lessee shall send to the Agent for its own account or for the account of such Funding Party, as the case may be, a certified copy of an original official receipt received by the Lessee showing payment thereof. If the Lessee fails to pay any Withholding Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Lessee shall indemnify the Agent and the Funding Parties for any incremental taxes, interest or penalties that may become payable by the Agent or any Funding Party as a result of any such failure. The agreements in this subsection shall survive the termination of this Master Agreement and the Lease and the payment of the Note and all other amounts payable under the Operative Documents.
     (e) Tax Forms. Each Lender to this Master Agreement on the date hereof that is not incorporated under the laws of the United States of America or a state thereof agrees that, on or prior to the date hereof, it will deliver to the Lessee and the Agent two duly completed copies of (i) United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-9 or successor applicable form. Each such Lender also agrees to deliver to the Lessee and the Agent two further copies of the said Form W-8BEN or W-8ECI and Form W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Lessee, and such extensions or renewals thereof as may reasonably be requested by the Lessee or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Funding Party from duly completing and delivering any such form with respect to it and such Funding Party so advises the Lessee and the Agent. Such Lender shall certify (i) in the case of a Form W-8BEN or W-8ECI, that it is entitled to receive payments under the Operative Documents without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-9, that it is entitled to an exemption from United States backup withholding tax.

     (f) Breakage Costs. The Lessee agrees to compensate each Funding Party for any loss or expense which such Funding Party may sustain or incur as a consequence of (a) default by the Lessee in payment when due of the principal amount of or interest on any LIBOR Advance, (b) default by the Lessee in making a borrowing or conversion after the Lessee or the Construction Agent has given (or is deemed to have given) a notice in accordance with this Master Agreement, (c) default by the Lessee in making any prepayment of LIBOR Advances after the Lessee has given a notice thereof in accordance with the provisions of the Operative Documents or (d) the making of a prepayment, payment or conversion, of LIBOR Advances on a day which is not the last day of a Rent Period with respect thereto, including, without limitation, in each case, any such loss (other than non-receipt of the Applicable Margin or, without duplication, anticipated profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (it being understood that any such calculation will be made on notional amounts as the Funding Parties are not required to show that they matched deposits specifically). A certificate as to any additional amounts payable pursuant to this subsection submitted by such Funding Party, through the Agent, to the Lessee in good faith shall be conclusive in the absence of manifest error. The provisions of this paragraph (f) shall survive the termination of this Master Agreement and the Lease and the payment of the Note and all other amounts payable under the Operative Documents.
     (g) Action of Affected Funding Parties. Each Funding Party agrees to use reasonable efforts (including reasonable efforts to change the booking office for its Loans) to avoid or minimize any illegality pursuant to Section 7.5(a) or any amounts which might otherwise be payable pursuant to Section 7.5(c) or (d); provided, however, that such efforts shall not cause the imposition on such Funding Party of any additional costs or legal or regulatory burdens reasonably deemed by such Funding Party to be material and shall not be deemed by such Funding Party to be otherwise contrary to its policies. In the event that such reasonable efforts are insufficient to avoid all such illegality or all amounts that might be payable pursuant to Section 7.5(c) or (d), then such Funding Party (the “Affected Funding Party”) shall use its reasonable efforts to transfer to any other Funding Party (which itself is not then an Affected Funding Party) its Loans and Commitment, subject to the provisions of Section 6.2; provided, however, that such transfer shall not be deemed by such Affected Funding Party, in its sole discretion, to be disadvantageous to it or contrary to its policies. In the event that the Affected Funding Party is unable, or otherwise is unwilling, so to transfer its Loans and Commitment, the Lessee may designate an alternate lender (reasonably acceptable to the Agent) to purchase the Affected Funding Party’s Loans and Commitment, at par and including accrued interest, and, subject to the provisions of Section 6.2, the Affected Funding Party shall transfer its Commitment to such alternate lender and such alternate lender shall become a Funding Party hereunder. Any fee payable to the Agent pursuant to Section 6.2 in connection with such transfer shall be for the account of the Lessee.
     (h) Construction Land Interests. Any amounts payable by the Lessee pursuant to this Section 7.5 with respect to Construction Land Interests during the Construction Term therefor shall be paid with the proceeds of Advances. Notwithstanding anything to the contrary set forth in this Section 7.5, the Lessee shall have not have any obligation to indemnify any Funding Party for amounts described in this Section 7.5 that are incurred in connection with Funded Amounts related to a Construction Land Interest during the Construction Term therefor resulting from a change in law that occurs after the Initial Closing Date.
     Section 7.6 End of Term Indemnity. In the event that at the end of the Lease Term for the Leased Properties: (i) the Lessee elects the option set forth in Section 14.6 of the Lease, and (ii) after the Lessor receives the sales proceeds from the Leased Properties under Section 14.6 or 14.7 of the Lease, together with Lessee’s payment of the Recourse Deficiency Amount, the Lessor shall not have received the entire Lease Balance, then, within 90 days after the end of the Lease Term, the Lessor or the Agent may obtain, at Lessee’s sole cost and expense, a report from the Appraiser (or, if the Appraiser is not available, another appraiser reasonably satisfactory to the Lessor or the Agent, as the case may be, and approved by the Lessee, such approval not to be unreasonably withheld) in form and substance reasonably satisfactory to the Lessor and the Agent (the “Report”) to establish the reason for any decline in value of the Leased Properties from the Lease Balance. The Lessee shall promptly reimburse the Lessor for the amount equal to such decline in value (but not in excess of the difference between the Lease Balance and the amount actually received by the Lessor with respect to the sale of the Leased Properties) to the extent that the Report indicates that such decline was due to
     (a) during the time while any property was a Leased Property, extraordinary use, failure to maintain, to repair, to restore, to rebuild or to replace as required by the Operative Documents, failure by the Lessee to comply with all Applicable Laws, failure to use good workmanship with respect to work performed after the Closing Date related to such Leased Property, method of installation or removal or maintenance, repair, rebuilding or replacement, or any other cause or condition within the power of the Lessee to control or effect resulting in the Building failing to be of the type and quality contemplated by the Appraisal (excepting in each case ordinary wear and tear), or
     (b) any Alteration made to, or any rebuilding of, any Leased Property or any part thereof by the Lessee, or
     (c) any restoration or rebuilding carried out by the Lessee or any condemnation of any portion of any Leased Property pursuant to Article X of the Lease, or
     (d) any use of any Leased Property or any part thereof by the Lessee other than as permitted by the Lease, or any act or omission constituting a breach of any requirement, condition, restriction or limitation set forth in the related Deed, related Ground Lease or the related Purchase Agreement.
ARTICLE VIII
THE AGENT
     Section 8.1 Appointment. Each Funding Party hereby irrevocably designates and appoints the Agent as the agent of such Funding Party under this Master Agreement and the other Operative Documents, and each such Funding Party irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Master Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Master Agreement and the other Operative

Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Master Agreement or any other Operative Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Funding Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Master Agreement or any other Operative Document or otherwise exist against the Agent.
     Section 8.2 Delegation of Duties. The Agent may execute any of its duties under this Master Agreement and the other Operative Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     Section 8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Master Agreement or any other Operative Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Funding Parties for any recitals, statements, representations or warranties made by the Lessor or the Lessee or any officer thereof contained in this Master Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Master Agreement or any other Operative Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Master Agreement or any other Operative Document or for any failure of the Lessor or the Lessee to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Funding Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Master Agreement or any other Operative Document, or to inspect the properties, books or records of the Lessor, the Guarantor or the Lessee.
     Section 8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessor or the Lessee), independent accountants and other experts selected by the Agent. The Agent may deem and treat each Lender as the owner of its pro rata share of the Loans for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Master Agreement or any other Operative Document unless it shall first receive such advice or concurrence of the Required Lenders or Required Funding Parties, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Funding Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Subject to the Operative Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Master Agreement and the other Operative Documents in accordance with a request of the Required Funding Parties, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, the Lessor and all future holders of an interest in the Note.
     Section 8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Loan Potential Event of Default, Loan Event of Default or Default unless the Agent has received notice from a Lender, the Lessor or the Lessee, referring to this Master Agreement, describing such Loan Potential Event of Default, Loan Event of Default or Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Funding Parties. The Agent shall take such action, subject to the Operative Documents with respect to such event as shall be reasonably directed by the Required Funding Parties; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Funding Parties.
     Section 8.6 Non-Reliance on Agent and Other Lenders. Each Funding Party expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Lessor, the Guarantor or the Lessee, shall be deemed to constitute any representation or warranty by the Agent to any Funding Party. Each Funding Party represents to the Agent that it has, independently and without reliance upon the Agent or any other Funding Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Lessor, the Guarantor and the Lessee and made its own decision to make its Fundings hereunder and under the Loan Agreement, and enter into this Master Agreement. Each Funding Party also represents that it will, independently and without reliance upon the Agent or any other Funding Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Master Agreement and the other Operative Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Lessor, the Guarantor and the Lessee. Except for notices, reports and other documents expressly required to be furnished to the Funding Parties by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Funding Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Lessor, the Guarantor or the Lessee which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     Section 8.7 Indemnification. The Funding Parties agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Lessee and without limiting the obligation of the Lessee to do so), ratably according to the percentage each Funding Party’s Commitment bears to the total Commitments of all of the Funding Parties on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Funding Parties’ Commitments shall have terminated and the Funded Amounts shall have been paid in full, ratably in accordance with the percentage that each Funding Party’s Commitment bears to the Commitments of all of the Funding Parties immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Note) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Master Agreement, any of the other Operative Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Funding Party shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Note and all other amounts payable hereunder.
     Section 8.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Lessor, the Guarantor or the Lessee as though the Agent were not the Agent hereunder and under the other Operative Documents. With respect to Funded Amounts made or renewed by it, the Agent shall have the same rights and powers under this Master Agreement and the other Operative Documents as any Funding Party and may exercise the same as though it were not the Agent, and the terms “Funding Party” and “Funding Parties” shall include the Agent in its individual capacity. Each Lender acknowledges that the Lessor is an Affiliate of the Agent and that the Agent in its individual capacity has had and continues to have other business relations and transactions with CheckFree, CheckFree’s Affiliates and the Lessor.
     Section 8.9 Liabilities of the Agent. The Agent shall have no duty, liability or obligation to any party to this Master Agreement with respect to the transactions contemplated hereby except those duties, liabilities or obligations expressly set forth in this Master Agreement or the Loan Agreement, and any such duty, liability or obligations of the Agent shall be as expressly limited by this Master Agreement or the Loan Agreement, as the case may be. All parties to this Master Agreement acknowledge that the Agent is not, and will not be, performing any due diligence with respect to documents and information received pursuant to this Master Agreement or any other Operative Agreement including, without limitation, any Environmental Audit, Title Policy or survey. The acceptance by the Agent of any such document or information shall not constitute a waiver by any Funding Party of any representation or warranty of CheckFree or the Lessee even if such document or information indicates that any such representation or warranty is untrue.
     Section 8.10 Successor Agent. The Agent may resign as Agent upon 20 days’ notice to the Funding Parties effective upon the appointment of a successor agent. If the Agent shall resign as Agent under this Master Agreement and the other Operative Documents, then the Required Funding Parties shall appoint a successor agent for the Funding Parties, which successor agent shall be a commercial bank organized under the laws of the United States of America or any State thereof or under the laws of another country which is doing business in the United States of America and having a combined capital, surplus and undivided profits of at least $100,000,000, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Master Agreement or any holders of the Note. After any retiring Agent’s resignation as Agent, all of the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Master Agreement and the other Operative Documents.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties’ obligations under any and all thereof, shall survive the execution and delivery of this Master Agreement and any of the Operative Documents, the transfer of any Land to the Lessor as provided herein (and shall not be merged into any Deed), any disposition of any interest of the Lessor in any Leased Property, the purchase and sale of the Note, payment therefor and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.
     Section 9.2 Documentary Conventions. The Documentary Conventions shall apply to this Master Agreement.
     Section 9.3 Expenses. Whether or not the transactions herein contemplated are consummated, the Lessee agrees to pay, as Supplemental Rent, all actual, reasonable and documented out-of-pocket costs and expenses of the Lessor and the Agent in connection with the preparation, execution and delivery of the Operative Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the costs of residual value insurance obtained by the Lessor and reasonable fees and disbursements of Greenberg Traurig, LLP) and of the Lessor, the Agent and the Lenders in connection with endeavoring to enforce the Operative Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Lessor, the Agent and the Lenders), unless such enforcement action is finally denied by a court on the merits. All references in the Operative Documents to “attorneys’ fees” or “reasonable attorneys fees” shall mean reasonable attorneys’ fees actually incurred, without regard to any statutory definition thereof. Notwithstanding the foregoing, all such costs and expenses related to the any Construction Land Interest shall be paid with the proceeds of Advances (subject to the conditions set forth in this Master Agreement).
     Section 9.4 Liabilities of the Funding Parties; Sharing of Payments.
     (a) Independent Obligations. No Funding Party shall have any obligation to any other Funding Party or to the Guarantor or the Lessee with respect to the transactions contemplated by the Operative Documents except those obligations of such Funding Party expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Funding Party shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents except as otherwise so set forth. No

Lender shall have any obligation or duty to CheckFree or the Lessee, any other Funding Parties or any other Person with respect to the transactions contemplated hereby except to the extent of the obligations and duties expressly set forth in this Master Agreement or the Loan Agreement.
     (b) Sharing of Payments. If any Funding Party shall obtain any payment (whether voluntary or involuntary, or through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances obtained by all the Funding Parties, such Funding Parties shall forthwith purchase from the other Funding Parties such participations in the Advances owed to them as shall be necessary to cause such purchasing Funding Party to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Funding Party, such purchase from each Funding Party shall be rescinded and such Funding Party shall repay to the purchasing Funding Party the purchase price to the extent of such Funding Party’s ratable share (according to the proportion of (i) the amount of the participation purchased from such Funding Party as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such Funding Party’s ratable share (according to the proportion of (i) the amount of such Funding Party’s required repayment to (ii) the total amount so recovered from the purchasing Funding Party) of any interest or other amount paid or payable by the purchasing Funding Party in respect of the total amount so recovered. Each Funding Party agrees that any Funding Party so purchasing a participation from another Funding Party pursuant to this Section 9.4 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Funding Party were the direct creditor of such Funding Party in the amount of such participation.

     IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CHECKFREE CORPORATION, as Guarantor

By:	/s/ David E. Mangum

Name Printed:	David E. Mangum

Title:	Executive Vice President

CHECKFREE SERVICES CORPORATION, as Construction Agent and as Lessee

By:	/s/ David E. Mangum

Name Printed:	David E. Mangum

Title:	Executive Vice President

S-1	Master Agreement

SUNTRUST EQUITY FUNDING, LLC, as Agent

By:	/s/ R. Todd Shutley

Name Printed: R. Todd Shutley
Title: Senior Vice President and Manager

S-2	Master Agreement

SUNTRUST BANK, as Lessor

By:	/s/ Brian K. Peters

Name Printed:	Brian K. Peters

Title:	Managing Director

S-3	Master Agreement

REGIONS BANK, as a Lender

By:	/s/ W. Brad Davis

Name Printed: W. Brad Davis
Title: Vice President

S-4	Master Agreement

US BANK, NATIONAL ASSOCIATION, as a Lender and as a Co-Documentation Agent

By:	/s/ Daniel L. Orem

Name Printed:	Daniel L. Orem

Title:	Vice President

S-5	Master Agreement

MIZUHO CORPORATE BANK (USA), as a Lender and as a Co-Documentation Agent

By:	/s/ Bertram H. Tang

Name Printed:	Bertram H. Tang

Title:	Senior Vice President

MHCB (USA) LEASING & FINANCE CORPORATION, as a Lender

By:	/s/ Victor Mora

Name Printed:	Victor Mora

Title:	Vice President

S-6	Master Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender and as a Co-Documentation Agent

By:	/s/ Daniel DiMarco

Name Printed:	Daniel DiMarco

Title:	Assistant Vice President

S-7	Master Agreement

BNP PARIBAS LEASING CORPORATION, as a Lender

By:	/s/ Barry Mendelsohn

Name Printed:	Barry Mendelsohn

Title:	Director

S-8	Master Agreement

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Zennie W. Lynch Jr.

Name Printed:	Zennie W. Lynch Jr.

Title:	Vice President

S-9	Master Agreement

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY, as a Lender

By:	/s/ Christian Giordano

Name Printed:	Christian Giordano

Title:	Vice President

S-10	Master Agreement

THE BANK OF NEW YORK, as a Lender

By:	/s/ David S. Csatari

Name Printed:	David S. Csatari

Title:	Vice President

S-11	Master Agreement

BANK OF AMERICA, N.A., as a Lender and as Syndication Agent

By:	/s/ R. Shawn Janko

Name Printed:	R. Shawn Janko

Title:	Senior Vice President

S-12	Master Agreement